Exhibit 10.1

================================================================================

                           MASTER REPURCHASE AGREEMENT

               CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as
            buyer ("Buyer", which term shall include any "Principal" as defined and provided for in Annex I) or as agent pursuant hereto ("Agent"),
                                      and

        American Home Mortgage Corp., as seller ("AHMC" and a "Seller"),

   American Home Mortgage Acceptance, Inc., as seller ("AHMA" and a "Seller"),

   American Home Mortgage Servicing, Inc., as seller ("AHMS" and a "Seller"),

     American Home Mortgage Investment Corp., as seller ("AHMIC", a "Seller" and together with AHMC, AHMA and AHMS, the "Sellers")

                                       and

       American Home Mortgage Holdings, Inc. ("AHMHI" and the "Guarantor")

                            Dated September 13, 2006

================================================================================

                                TABLE OF CONTENTS

                                                                            Page


1.    Applicability............................................................1

2.    Definitions..............................................................1

3.    Program; Initiation of Transactions.....................................20

4.    Repurchase; Purchase Price Decrease.....................................22

5.    Price Differential......................................................24

6.    Margin Maintenance......................................................25

7.    Income Payments.........................................................25

8.    Security Interest.......................................................26

9.    Payment and Transfer....................................................29

10.   Conditions Precedent....................................................29

11.   Program; Costs..........................................................33

12.   Servicing...............................................................34

13.   Representations and Warranties..........................................35

14.   Covenants...............................................................42

15.   Events of Default; Termination Event....................................48

16.   Remedies Upon Default...................................................51

17.   Reports.................................................................54

18.   Repurchase Transactions.................................................57

19.   Single Agreement........................................................57

20.   Notices and Other Communications........................................58

21.   Entire Agreement; Severability..........................................59

22.   Non assignability.......................................................60

23.   Set-off.................................................................60

24.   Binding Effect; Governing Law; Jurisdiction.............................60

25.   No Waivers, Etc.........................................................61

26.   Intent..................................................................61

27.   Disclosure Relating to Certain Federal Protections......................62

28.   Power of Attorney.......................................................62

29.   Buyer May Act Through Affiliates........................................63

30.   Indemnification; Obligations............................................63

31.   Counterparts............................................................64

32.   Confidentiality.........................................................64

33.   Recording of Communications.............................................64

34.   Commitment Fee..........................................................64

35.   [Reserved]..............................................................65

36.   Periodic Due Diligence Review...........................................65

37.   Authorizations..........................................................65

38.   Acknowledgement Of Anti-Predatory Lending Policies......................66

39.   Documents Mutually Drafted..............................................66

40.   General Interpretive Principles.........................................66

41.   Joint and Several.......................................................67

SCHEDULES

Schedule 1 - Representations and Warranties with Respect to Purchased Mortgage Loans and REO Property

Schedule 2 - Authorized Representatives

Schedule 3 - REO Subsidiaries

ANNEXES

Annex I - Buyer Acting as Agent

EXHIBITS

Exhibit A - Form of Transaction Request

Exhibit B - Form of Purchase Confirmation

Exhibit C - Form of Asset Schedule

Exhibit D - Form of Officer's Compliance Certificate

Exhibit E - Reserved

Exhibit F - Form of Opinion of Sellers' and Guarantor's counsel

Exhibit G - Underwriting Guidelines

Exhibit H - Officer's Certificate of the Sellers and Corporate
      Resolutions of Sellers

Exhibit I - Sellers' and Guarantor's Tax Identification Number
      [Sellers' please provide]

Exhibit J - Permitted Indebtedness [Sellers' please provide]

Exhibit K - Reserved

Exhibit L - Custodial and Bank Fee Schedule

Exhibit M - Form of Servicer Notice

Exhibit N - Form of REO Subsidiary Acknowledgment

Exhibit O - Second Amended and Restated Credit Agreement

      1. Applicability

            From time to time the parties hereto may enter into transactions in which Sellers agree to transfer to Buyer Mortgage Loans and the LLC Interests (valued from time to time based on the REO Properties owned by the REO Subsidiary) (as hereinafter defined) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Sellers such Mortgage Loans and/or the LLC Interests and/or REO Properties at a date certain or on demand, against the transfer of funds by Sellers. Each such transaction shall be referred to herein as a "Transaction" and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

            On an applicable Purchase Date, Buyer will purchase the LLC Interests from a Seller in connection with the initial Transaction.

            After such Purchase Date, as part of separate Transactions such Seller may request and Buyer will fund, subject to the terms and conditions of this Agreement, an increase in the Purchase Price for the LLC Interests based upon the acquisition of additional REO Property by the REO Subsidiary. Transactions relating to Purchase Price Increases will be terminated and the Repurchase Price for the related REO Property paid to Buyer in accordance with
Section 4 hereof.

      2. Definitions

            Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            "30/40 Mortgage Loan" means a Mortgage Loan which has an original term to maturity of not more than thirty years from commencement of amortization, with a balloon payment in year thirty based upon a forty year amortization schedule.

            "Acceptable State" means any state acceptable pursuant to Sellers' Underwriting Guidelines.

            "Accepted Servicing Practices" means, with respect to any Mortgage Loan or REO Property, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan or REO Property in the jurisdiction where the related Mortgaged Property or REO Property is located.

            "Act of Insolvency" means, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or any substantial part of its property; (iii) the appointment of a receiver, conservator, or manager for such party by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party, or shall have taken any action to displace the management of such party or to curtail its authority in the conduct of the business of such party.

            "Adjusted Net Worth" means, for any Person, Net Worth of such Person plus Subordinated Debt, minus all intangible assets, including goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, deferred expenses, prepaid expenses, prepaid assets, receivables from shareholders, Affiliates or employees, and any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP.

            "Affiliate" means, with respect to any Person, any "affiliate" of such Person, as such term is defined in the Bankruptcy Code.

            "Aged Loan" means an Aged 120 Day Loan, Aged 180 Loan or an Aged 270 Day Loan.

            "Aged 120 Day Loan" means a Mortgage Loan other than a Repurchased Mortgage Loan which has been subject to a Transaction hereunder for a period of at least 120 days but not greater than 180 days.

            "Aged 180 Day Loan" means a Mortgage Loan other than a Repurchased Mortgage Loan which has been subject to a Transaction hereunder for a period of greater than 180 days but not greater than 270 days.

            "Aged 270 Day Loan" means a Mortgage Loan other than a Repurchased Mortgage Loan which has been subject to a Transaction hereunder for a period of greater than 270 days but not greater than 364 days.

            "Agency" means Freddie Mac, Fannie Mae or GNMA, as applicable.

            "Agency Security" means a mortgage-backed security issued by an Agency.

            "Agent" means Credit Suisse First Boston Mortgage Capital LLC or any affiliate or successor thereto.

            "Agreement" means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

            "Alt-A Mortgage Loan" means a first lien Mortgage Loan originated in accordance with the criteria established by Buyer for Alt-A Mortgage Loans, which has a minimum FICO score that is consistent with Buyer's or its Affiliates' underwriting guidelines in effect as of the time of origination, which are subject to change at the discretion of the Buyer.

            "Appraised Value" means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            "Asset Documents" means the documents in the related Asset File to be delivered to the Custodian.

            "Asset File" means, with respect to a Purchased Asset, the documents and instruments relating to such Purchased Asset required to be delivered pursuant to the Custodial Agreement.

            "Asset Schedule" means, with respect to any Transaction as of any date, a schedule in the form of Exhibit C attached hereto.

            "Asset Tape" means a remittance report on a monthly basis or requested by Buyer pursuant to Section 17d hereof containing servicing information, including, without limitation, those fields reasonably requested by Buyer from time to time, on an asset-by-asset basis and in the aggregate, with respect to the Purchased Assets serviced by Sellers or any Servicer for the month (or any portion thereof) prior to the Reporting Date.

            "Assignment of Mortgage" means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

            "Attorney Bailee Letter" means a letter in the form of Exhibit D-3 to the Custodial Agreement.

            "Available Borrowing Capacity" means available and unused borrowing capacity which may be drawn upon by any Seller on a next Business Day basis. Borrowing capacity shall not be deemed part of the Available Borrowing Capacity if any event or circumstance has occurred which would prevent any Seller from drawing on the borrowing capacity or cause the related lender to have no obligation to make funds available.

            "Bailee Letter" has the meaning assigned to such term in the Custodial Agreement.

            "Bankruptcy Code" means the United States Bankruptcy Code of 1978, as amended from time to time.

            "Bid" has the meaning set forth in Section 4(e) hereof.

            "Bid Fee" has the meaning set forth in the Pricing Side Letter.

            "BPO" means an opinion of the fair market value of a Mortgaged Property or REO Property given by a licensed real estate agent or broker which generally includes three comparable sales and three comparable listings.

            "Business Day" means any day other than (A) a Saturday or Sunday and
(B) a public or bank holiday in New York City.

            "Buydown Amount" has the meaning set forth in Section 5(c) hereof.

            "Buyer" means Credit Suisse First Boston Mortgage Capital LLC, and any successor or assign hereunder.

            "Buyer Deed" has the meaning set forth in Section 8 hereof.

            "Buyer's Margin Amount" means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) Buyer's Margin Percentage and (B) the Purchase Price for such Transaction.

            "Buyer's Margin Percentage" means, with respect to any Transaction as of any date, a percentage equal to the percentage obtained by dividing the
(A) Market Value of the Purchased Assets on the Purchase Date for such Transaction by (B) the Purchase Price on the Purchase Date for such Transaction; provided, that, with respect to any Mortgage Loan which was not an Exception Mortgage Loan on the related Purchase Date and which, as of the date of determination, is an Exception Mortgage Loan, Buyer's Margin Percentage as of such date of determination shall be equal to the percentage obtained by dividing
(A) the Market Value of such Mortgage Loan on the related Purchase Date by (B) the amount the Purchase Price would have been on the Purchase Date if such Mortgage Loan had been categorized as the type of Mortgage Loan (e.g., Exception Mortgage Loan, etc.) that it is categorized on the date of determination.

            "Capital Lease Obligations" means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

            "Cash Equivalents" means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's,

(f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

            "Change in Control" means:

            (A) any transaction or event as a result of which a Seller ceases to own, beneficially or of record, 100% of the limited liability company interests of REO Subsidiary;

            (B) the sale, transfer, or other disposition of all or substantially all of any Seller's or Guarantor's assets (except for (i) any such action taken in connection with any securitization transaction; (ii) any transaction between such party and an Affiliate of such party and (iii) transfers in the ordinary course of such party's business);

            (C) any transaction or event as a result of which a "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of capital stock of any Seller or the Guarantor entitled to vote generally in the election of directors of 20% or more; or

            (D) the consummation of a merger or consolidation of any Seller or Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of such Seller or Guarantor immediately prior to such merger, consolidation or other reorganization.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Collection Account" means one or more accounts established by the Servicer for the benefit of Buyer, into which all collections and proceeds on or in respect of the Mortgage Loans shall be deposited by Servicer upon the occurrence of an Event of Default.

            "Committed Mortgage Loan" means a Mortgage Loan which is the subject of a Take-out Commitment with a Take-out Investor.

            "Commitment Fee" has the meaning set forth in the Pricing Side
Letter.

            "Conforming Mortgage Loan" means a first lien Mortgage Loan originated in accordance with the criteria of an Agency for purchase of Mortgage Loans, including, without limitation, conventional Mortgage Loans, FHA Loans and VA Loans, as determined by Buyer in its sole discretion.

            "Credit Limit" means, with respect to each HELOC, the maximum amount permitted under the terms of the related Credit Line Agreement.

            "Credit Line Agreement" means, with respect to each HELOC, the related home equity line of credit agreement, account agreement and promissory note (if any) executed by the related Mortgagor and any amendment or modification thereof.

            "Custodial Agreement" means the custodial agreement dated as of the date hereof, among Sellers, Buyer and Custodian as the same may be amended from time to time.

            "Custodian" means Deutsche Bank National Trust Company or such other party specified by Buyer and agreed to by Sellers, which approval shall not be unreasonably withheld.

            "Default" means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

            "Delinquent Mortgage Loan" means a Delinquent 30 Day Loan or a Delinquent 90 Day Loan.

            "Delinquent 30 Day Loan" means a Mortgage Loan for which payments under the Mortgage Note are 30 days or more delinquent but no more than 89 days delinquent.

            "Delinquent 90 Day Loan" means a Mortgage Loan for which payments under the Mortgage Note are 90 days or more delinquent but the Mortgaged Property has not been converted into REO Property.

            "Dollars" and "$" means dollars in lawful currency of the United States of America.

            "Draw" means, with respect to each HELOC, an additional borrowing by the Mortgagor in accordance with the related Credit Line Agreement.

            "Due Date" means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            "Due Diligence Cap" has the meaning set forth in the Pricing Side Letter.

            "Effective Date" means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

            "Electronic Tracking Agreement" means an Electronic Tracking Agreement among Buyer, Sellers, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

            "Eligible Asset" means a Purchased Asset (and with respect to the LLC interests, the REO Property owned by the REO Subsidiary) which complies with the representations and warranties et forth in Schedule 1 of this Agreement.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Seller is a member.

            "Escrow Payments" means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            "Event of Default" has the meaning specified in Section 15(a) hereof.

            "Event of Termination" means with respect to any Seller or Guarantor
(i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of
Section 4043(a) of ERISA that it be notified with 30 days of the occurrence of such event, or (ii) the withdrawal of such Seller, Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by such Seller, Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by such Seller ,Guarantor or any ERISA Affiliate thereof to terminate any plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if such Seller, Guarantor or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by such Seller, Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for such Seller, Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

            "Exception Mortgage Loan" means any Mortgage Loan which is otherwise ineligible for purchase hereunder, or which otherwise becomes ineligible for purchase hereunder and which is approved by Buyer in its sole discretion; provided, however, that the Sellers shall pay to Buyer a fee of $25 with respect to any such approval of an Exception Mortgage Loan other than a Wet-Ink Mortgage Loan and $10 with respect to any such approval of an Exception Mortgage Loan which is a Wet-Ink Mortgage Loan; and provided, that upon 30 days' notice to the Sellers, Buyer may change such Exception Mortgage Loan approval fee. Buyer's approval of a Mortgage Loan as an Exception Mortgage Loan shall expire on the earlier of (a) the date set forth by the Buyer in the written notice that such Mortgage Loan is approved as an Exception Mortgage Loan (an "Exception Notice") or (b) the occurrence of any additional event, other than that set forth in the Exception Notice, which would cause the Mortgage Loan to become ineligible for purchase hereunder. The Pricing Rate, Market Value, Purchase Price and Buyer's Margin Percentage with respect to Exception Mortgage Loans shall be set in the sole discretion of Buyer. Buyer may at any time, and in its sole discretion, no longer consider a Mortgage Loan an Exception Mortgage Loan, in which case such Mortgage Loan shall have a Market Value of zero.

            "Fannie Mae" means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association.

            "FHA" means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            "FHA Approved Mortgagee" means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

            "FHA Loan" means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

            "FHA Mortgage Insurance" means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

            "FHA Mortgage Insurance Contract" means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

            "FHA Regulations" means the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

            "FICO" means Fair Isaac & Co., or any successor thereto.

            "Fidelity Insurance" means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Sellers' regulators.

            "Foreclosed Loan" means a Mortgage Loan, the property securing which has been foreclosed upon by a Seller.

            "Freddie Mac" means the Federal Home Loan Mortgage Corporation or any successor thereto.

            "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

            "GNMA" means the Government National Mortgage Association and any successor thereto.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller, Guarantor or Buyer, as applicable.

            "Gross Margin" means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

            "Guarantee" means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term "Guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

            "Guarantor" means American Home Mortgage Holdings, Inc., in its capacity as guarantor under the Guaranty.

            "Guaranty" means the guaranty of American Home Mortgage Holdings, Inc. dated as of the date hereof as the same may be amended from time to time, pursuant to which the Guarantor fully and unconditionally guarantees the obligations of the Sellers hereunder.

            "HELOC" means a home equity revolving line of credit secured by a mortgage, deed of trust or other instrument creating a second lien on the related Mortgaged Property, which lien secures the related line of credit and that is underwritten in accordance with Sellers' Underwriting Guidelines

            "High Cost Mortgage Loan" means a Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or
(b) a "high cost," "threshold," "covered," or "predatory" loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

            "High Purchase Price Asset" means a Purchased Asset designated as a High Purchase Price Asset by a Seller in accordance with Section 3(c).

            "Income" means (a) with respect to any Purchased Mortgage Loan at any time until repurchased by a Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon and
(b) with respect to LLC Interests during any period, any rental payments, if any, and all proceeds of REO Property owned by the REO Subsidiary received upon liquidation of such REO Property during such period.

            "Indebtedness" means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person;
(f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

            "Index" means, with respect to any adjustable rate Mortgage Loan, the index identified on the Asset Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

            "Interest Only Adjustment Date" means, with respect to each Interest Only Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

            "Interest Only Loan" means a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

            "Interest Rate Adjustment Date" means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

            "Interest Rate Protection Agreement" means, with respect to any or all of the Purchased Assets, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and an Affiliate of Buyer or such other party acceptable to Buyer in its sole discretion, which agreement is acceptable to Buyer in its sole discretion.

            "Jumbo Mortgage Loan" means an A quality first lien Mortgage Loan which is not eligible for sale to an Agency.

            "LIBOR" means for each day, the rate of interest (calculated on a per annum basis) equal to the overnight British Bankers Association Rate as reported on the display designated as "BBAM" "Page DG8 4a" on Bloomberg (or such other display as may replace "BBAM" "Page DG8 4a" on Bloomberg) on such date of determination, and if such rate shall not be so quoted, the rate per annum at which Buyer or an Affiliate is offered Dollar deposits at or about 11:00 a.m., (New York City time), on such day, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its loans are then being conducted for delivery on such day for an overnight period, and in an amount comparable to the amount of the Purchase Price of Transactions to be outstanding on such day.

            "Lien" means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

            "Limited Liability Company Agreement" means the organizational documents governing any REO Subsidiary as contemplated by this Agreement.

            "LLC Interests" means any and all of Sellers' interests, including units of membership interest, in REO Subsidiary including, without limitation, all its rights to participate in the operation or management of REO Subsidiary and all its rights to properties, assets, member interests and distributions under the Limited Liability Company Agreement in respect of such member interests. "LLC Interests" also include (i) all accounts receivable arising out of the applicable Limited Liability Company Agreement; (ii) all general intangibles arising out of the applicable Limited Liability Company Agreement; and (iii) to the extent not otherwise included, all proceeds of any and all the foregoing (including within proceeds, whether or not otherwise included therein, and any and all contractual rights of the Sellers under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such REO Subsidiary).

            "Loan to Value Ratio" or "LTV" means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, with respect to a Mortgage Loan other than a HELOC, or the original Credit Limit, with respect to a HELOC, and, with respect to any Second Lien Mortgage Loan, the outstanding principal amount of any related first lien as of the date of origination of such mortgage loan, to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the related Mortgaged Property.

            "Low Purchase Price Asset" means a Purchased Asset designated as a Low Purchase Price Asset by Sellers in accordance with Section 3(c).

            "Margin Call" has the meaning specified in Section 6(a) hereof.

            "Margin Deadline" has the meaning specified in Section 6(b) hereof.

            "Margin Deficit" has the meaning specified in Section 6(a) hereof.

            "Market Value" has the meaning set forth in the Pricing Side Letter.

            "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of any Seller, Guarantor or any Affiliate that is a party to any Program Agreement taken as a whole; or (b) a material impairment of the ability of any Seller, Guarantor or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default.

            "Maximum Aggregate Purchase Price" has the meaning set forth in the Pricing Side Letter.

            "Maximum Committed Purchase Price" has the meaning set forth in the Pricing Side Letter.

            "MERS" means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

            "MERS System" means the system of recording transfers of mortgages electronically maintained by MERS.

            "Monthly Payment" means the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

            "Moody's" means Moody's Investors Service, Inc. or any successors thereto.

            "Mortgage" means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

            "Mortgage Interest Rate" means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

            "Mortgage Interest Rate Cap" means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            "Mortgage Loan" means any Sub-Prime Mortgage Loan, Repurchased Mortgage Loan, Exception Mortgage Loan, Jumbo Mortgage Loan, Alt-A Mortgage Loan, 30/40 Mortgage Loan, Second Lien Mortgage Loan, HELOC, Pay-Option ARM or Conforming Mortgage Loan which is a fixed or floating-rate, one-to-four-family residential mortgage or home equity loan evidenced by a promissory note and secured by a mortgage, which satisfies the requirements set forth in the Underwriting Guidelines and Section 13(b) hereof; provided, however, that, except as expressly approved in writing by Buyer, Mortgage Loans shall not include any "high-LTV" loans (i.e., a mortgage loan having a loan-to-value ratio in excess of 100% or in excess of such lower percentage set forth in the Underwriting Guidelines or with respect to Second Lien Mortgage Loans, a combined loan-to value ratio, in excess of the lower of (i) the percentage specified in the Underwriting Guidelines or (ii) 100%) or any High Cost Mortgage Loans and; provided, further, that the origination date with respect to such Mortgage Loan other than a Repurchased Mortgage Loan, REO Property or Delinquent Mortgage Loan is no earlier than ninety (90) days prior to the related Purchase Date (unless otherwise agreed by Buyer in writing).

            "Mortgage Note" means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            "Mortgaged Property" means the real property securing repayment of the debt evidenced by a Mortgage Note.

            "Mortgagor" means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

            "Multiemployer Plan" means a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been or are required to be made by a Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

            "Net Income" means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

            "Net Worth" means, with respect to any Person, an amount equal to, on a consolidated basis, such Person's stockholder equity (determined in accordance with GAAP).

            "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

            "Notice Date" has the meaning given to it in Section 3(b) hereof.

            "Obligations" means (a) all of Sellers' indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any

Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Sellers' indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys' fees and disbursements and court costs; and (d) all of the Sellers' indemnity obligations to Buyer or Custodian or both pursuant to the Program Agreements.

            "OFAC" has the meaning set forth in Section 13(a)(28) hereof.

            "Par Percentage" has the meaning set forth in the Pricing Side
Letter.

            "Pay-Option ARM" means an adjustable rate mortgage with flexible payment options (a) which the Mortgagor may pay an initial low rate for the initial Monthly Payments and a substantially higher rate in the later years of such Mortgage and (b) is underwritten in accordance with the Underwriting Guidelines.

            "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Permitted Indebtedness" means the Indebtedness of the Sellers and Guarantor set forth on Exhibit J hereto, as such Exhibit is amended and delivered monthly by Sellers to Buyer.

            "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

            "Plan" means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

            "Post Default Rate" has the meaning set forth in the Pricing Side Letter.

            "Price Differential" means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.

            "Price Differential Payment Date" means, with respect to a Purchased Asset, the 5th day of the month following the related Purchase Date and each succeeding 5th day of the month thereafter; provided, that, with respect to such Purchased Asset, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

            "Pricing Rate" has the meaning set forth in the Pricing Side Letter.

            "Pricing Side Letter" shall mean that certain pricing side letter between Buyer, Sellers and the Guarantor dated as of September 13, 2006.

            "Principal" has the meaning given to it in Annex I.

            "Program Agreements" means, collectively, the Servicing Agreement, if any, the Servicer Notice, if any, the Pricing Side Letter, the Custodial Agreement, this Agreement, the Electronic Tracking Agreement, if entered into, the Guaranty, the REO Contribution Agreement, the REO Subsidiary Acknowledgement and the REO Subsidiary Agreement and, with respect to each Exception Mortgage Loan, a Purchase Confirmation.

            "Prohibited Person" has the meaning set forth in Section 13(a)(28) hereof.

            "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

            "Purchase Confirmation" means a confirmation of a Transaction, in the form attached as Exhibit B hereto.

            "Purchase Date" means the date on which Purchased Assets are to be transferred by a Seller to Buyer.

            "Purchase Price" means the price at which each Purchased Asset is transferred by a Seller to Buyer, which shall equal:

            (i) on the Purchase Date, in the case of Purchased Assets (other than LLC Interests), the lesser of (1) the applicable Purchase Price Percentage for such Purchased Asset multiplied by the Market Value of such Purchased Asset and (2) the applicable Par Percentage for such Purchased Asset multiplied by the outstanding principal balance thereof as set forth on the related Asset Schedule;

            (ii) on the Purchase Date, in the case of Purchased Assets which are LLC Interests (i.e., REO Property owned by the REO Subsidiary), the applicable Purchase Price Percentage for such Purchased Asset multiplied by the Market Value of such Purchase Asset;

            (iii) on any day after the Purchase Date, except where Buyer and the a Seller agree otherwise, the amount determined under the immediately preceding clause (i) or (ii) decreased by the amount of any cash transferred by a Seller to Buyer pursuant to Section 4(c) hereof or applied to reduce a Seller's obligations under clause (ii) of Section 4(b) hereof or under Section 6 hereof.

            "Purchase Price Decrease" means a decrease in the Purchase Price for a Purchased Asset related to the removal of REO Property from the REO Subsidiary, and the decrease in value of the LLC Interests related thereto, as specified by a Seller in any Purchase Price Decrease Notice delivered in accordance with Section 4 hereof.

            "Purchase Price Decrease Date" means the date on which a Seller requests a Purchase Price Decrease.

            "Purchase Price Decrease Notice" means the notice for a decrease in Purchase Price requested by a Seller in accordance with Section 4 hereof.

            "Purchase Price Increase" means an increase in the Purchase Price for the LLC Interests based upon REO Subsidiary acquiring additional REO Property, as requested by a Seller pursuant to Section 3(c) hereof.

            "Purchase Price Percentage" has the meaning set forth in the Pricing Side Letter.

            "Purchased Asset" means a Mortgage Loan or LLC Interest as evidenced by a Transaction Request and a Trust Receipt; provided that, in the case of LLC Interests, Purchased Assets shall be deemed to include any and all REO Property owned by the REO Subsidiary.

            "Purchased Mortgage Loan" means a Purchased Asset that is a Mortgage Loan.

            "Qualified Insurer" means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

            "Qualified Originator" means an originator of Mortgage Loans which is acceptable under the Underwriting Guidelines.

            "Records" means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by a Seller or any other person or entity with respect to a Purchased Asset. Records shall include the Mortgage Notes, any Mortgages, the Asset Files, the credit files related to the Purchased Asset and any other instruments necessary to document or service a Mortgage Loan.

            "REIT" means a real estate investment trust, as defined in Section 856 of the Code.

            "REO Contribution Agreement" means that certain REO Contribution Agreement to be entered into between the Sellers and REO Subsidiary pursuant to which REO Subsidiary has acquired and shall acquire REO Property.

            "REO Property" means the real property assets (a) purchased by the REO Subsidiary from a lender who obtained title to such real property assets as a result of foreclosure or deed in lieu of foreclosure of a mortgage or deed of trust, or (b) acquired by the REO Subsidiary as a result of foreclosure or deed in lieu of foreclosure of a mortgage or deed of trust.

            "REO Subsidiary" means the wholly owned Subsidiary of the Sellers that is a Special Purpose Entity formed for the sole purpose of holding REO Property set forth on Schedule 3 hereto.

            "REO Subsidiary Acknowledgement" means an instruction by REO Subsidiary to the applicable Sellers to register the pledge of the LLC Interests in the form of Exhibit N hereof.

            "REO Subsidiary Agreement" means that certain REO Subsidiary Agreement to be executed and delivered by a duly authorized officer of the REO Subsidiary in favor of the Buyer.

            "Reporting Date" means the 5th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

            "Repurchase Assets" has the meaning assigned thereto in Section 8 hereof.

            "Repurchase Date" means the earlier of (i) the Termination Date,
(ii) the date set forth in the applicable Purchase Confirmation, (iii) the date determined by application of Section 16 hereof or (iv) the date identified to Buyer by Sellers as the date that the related Mortgage Loan is to be sold pursuant to a Take-out Commitment.

            "Repurchase Price" means the price at which Purchased Assets (including REO Properties supporting a Purchase Price Increase) are to be transferred from Buyer to a Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price or Purchase Price Increase, as applicable, and the accrued but unpaid Price Differential as of the date of such determination.

            "Repurchased Mortgage Loan" means a Mortgage Loan (a) which is repurchased by the Seller as a result of a breach of representations and warranties under the agreed upon terms in which the claimed breach is not a result of fraud or material misrepresentation of fact by any party to the Mortgage Loan or consumer credit law violation, (b) where the claimed breach or early payment default is expressly identified to Buyer in writing, and (c) which has not been foreclosed upon or converted to REO Property. Notwithstanding the foregoing, in no event will a Mortgage Loan be deemed a "Repurchased Mortgage Loan" if there is a breach of representation and warranty in respect of such Repurchased Mortgage Loan other than the breach identified in writing to the Buyer pursuant to subclause (b) of this definition.

            "Request for Certification" means a notice sent to the Custodian reflecting the sale of one or more Purchased Assets to Buyer hereunder.

            "Requirement of Law" means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer" means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

            "S&P" means Standard & Poor's Ratings Services, or any successor thereto.

            "SEC" means the Securities and Exchange Commission, or any successor thereto.

            "Second Lien Mortgage Loan" means a Mortgage Loan secured by a second lien on the related Mortgaged Property.

            "Sellers" means each of American Home Mortgage Corp., American Home Mortgage Acceptance, Inc., American Home Mortgage Servicing, Inc. and American Mortgage Investment Corp. or their permitted successors and assigns.

         "Servicer" means American Home Mortgage Servicing, Inc. or any other servicer requested by Sellers and approved by Buyer in its good faith discretion, which may be Sellers.

            "Servicer Notice" means the notice acknowledged by the Servicer substantially in the form of Exhibit M hereto.

            "Servicing Agreement" means the servicing agreement, if any, entered into among the Sellers and a Servicer as the same may be amended from time to time.

            "Settlement Agent" means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Buyer, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Buyer notifies Sellers otherwise at any time electronically or in writing.

            "SIPA" means the Securities Investor Protection Act of 1970, as amended from time to time.

            "Special Purpose Entity" means a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly or indirectly, an ownership interest in one or more REO Properties, does not engage in any business unrelated to the REO Properties, does not have any assets other than as otherwise expressly permitted by this Repurchase Agreement, has its own separate books and records and will not commingle its funds in each case which are separate and apart from the books and records of any other Person, and is subject to all of the limitations on the powers set forth in the organizational documentation of the Sellers or such REO Subsidiary, as the case may be, as in effect on each Purchase Date, and holds itself out as a Person separate and apart from any other Person and otherwise complies with all of the covenants set forth in Section 14(gg).

            "Subordinated Debt" means, Indebtedness of a Seller which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of a Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of each Seller to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.

            "Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

            "Sub-Prime Mortgage Loan" means a Mortgage Loan originated in accordance with the criteria established by Buyer for sub-prime mortgage loans, as determined by Buyer in its sole discretion.

            "Super Jumbo Mortgage Loan" means a first lien Mortgage Loan that has an original outstanding principal balance of greater than $1,000,000 but not more than $3,500,000.

            "Take-out Commitment" means a commitment of a Seller to either (a) sell one or more identified Mortgage Loans to a Take-out Investor or (b) (i) swap one or more identified Mortgage Loans with a Take-out Investor that is an Agency for an Agency Security, and (ii) sell the related Agency Security to a Take-out Investor, and in each case, the corresponding Take-out Investor's commitment back to such Seller to effectuate any of the foregoing, as applicable. With respect to any Take-out Commitment with an Agency, the applicable agency documents list Buyer as sole subscriber.

            "Take-out Investor" means (i) an Agency or (ii) other institution which has made a Take-out Commitment and either (a) has a long-term credit rating of A- or above or (b) has been approved by Buyer, which approval shall not be unreasonably withheld.

            "Termination Date" has the meaning set forth in the Pricing Side Letter.

            "Termination Event" shall have the meaning set forth in Section 15(b) hereof.

            "Test Period" means any calendar quarter.

            "Transaction" has the meaning set forth in Section 1 hereof.

            "Transaction Request" means a request from a Seller to Buyer, in the form attached as Exhibit A hereto, to enter into a Transaction.

            "Trust Receipt and Certification" means, with respect to any Transaction as of any date, a receipt and certification in the form attached as an exhibit to the Custodial Agreement.

            "Underwriting Guidelines" means the standards, procedures and guidelines of the Sellers for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of the Sellers, a copy of which is attached hereto as Exhibit G and such other guidelines as are identified and approved in writing by Buyer.

            "Uniform Commercial Code" means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

            "VA" means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

            "VA Approved Lender" means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

            "VA Loan" means a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vender loan sold by the VA.

            "VA Loan Guaranty Agreement" means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen's Readjustment Act, as amended.

            "Violation Deadline" has the meaning assigned thereto in Section 4(c) hereof.

            "Wet-Ink Documents" means, with respect to any Wet-Ink Mortgage Loan, the (a) Transaction Request and (b) the Asset Schedule.

            "Wet-Ink Mortgage Loan" means a Mortgage Loan which Sellers are selling to Buyer simultaneously with the origination thereof.

      3. Program; Initiation of Transactions

            a. From time to time, Buyer will purchase from the Sellers certain Mortgage Loans or LLC Interests that have been either originated by any Seller or purchased by any Seller from other originators. This Agreement is a commitment by Buyer to enter into Transactions with the Sellers for the transfer of Purchased Assets in an amount which, in the aggregate, shall not exceed at any given time the Maximum Committed Purchase Price. This Agreement is not a commitment by Buyer to enter into Transactions with the Sellers for the transfer of Purchased Assets in an amount which, in the aggregate, exceeds at any given time the Maximum Committed Purchase Price but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with the Sellers. Each Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement which would, when aggregated with all other Transactions then outstanding hereunder, exceed the Maximum Committed Purchase Price. All Purchased Assets shall exceed or meet the Underwriting Guidelines, and shall be serviced by Servicer. The aggregate Purchase Price of Purchased Assets subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price.

            b. With respect to each Transaction involving Purchased Assets which are not Wet-Ink Mortgage Loans, Sellers shall give Buyer and Custodian at least 1 Business Day's prior notice of any proposed Purchase Date (the date on which such notice is given, the "Notice Date") (including Transactions resulting in a

            Purchase Price Increase; provided, that if a Seller is delivering 25 or fewer Mortgage Loans, which are not Wet-Ink Mortgage Loans, on a Purchase Date, the notice shall be delivered on or before 10:30 a.m. (New York City time) on the Purchase Date. With respect to Wet-Ink Mortgage Loans, such Seller shall deliver notice of any proposed purchase on or before 3:00 p.m. (New York City time) on the Purchase Date. On the Notice Date, such Seller shall (i) request that Buyer enter into a Transaction by furnishing to Buyer a Transaction Request, (ii) deliver to Buyer and Custodian an Asset Schedule and
            (iii) deliver to Custodian, or the Buyer, with respect to each Wet-Ink Mortgage Loan, either a Request for Certification and each Asset File or Wet-Ink Documents for each Wet-Ink Mortgage Loan, as applicable, in accordance with Section 10(b)(3) hereof. With respect to requested Transactions which would cause the aggregate outstanding Purchase Price for all outstanding Transactions to exceed the Maximum Committed Purchase Price, Buyer may enter into such requested Transaction or may notify such Seller of its intention not to enter into such Transaction. In the event the Asset Schedule provided by a Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to such Seller describing such error and Seller may either (a) give Buyer written or electronic authority to correct the computer data, reformat the Mortgage Loans or properly align the computer fields or
            (b) correct the computer data, reformat or properly align the computer fields itself and resubmit the Asset Schedule as required herein. In the event that the a Seller gives Buyer authority to correct the computer data, reformat the Asset Schedule or properly align the computer fields, the such Seller shall pay $10 per change and any other direct expenses incurred by Buyer; provided, that upon 30 days' notice to the Sellers, Buyer may change such computer correction fee. The Sellers shall hold Buyer harmless for such correction, reformatting or realigning, as applicable, except as otherwise expressly provided herein.

            c. Once per month during any calendar month, with respect to all requested Transactions and all related Purchased Assets and all Transactions remaining outstanding, Sellers shall designate all such Purchased Assets as either Low Purchase Price Assets or High Purchase Price Assets. In the event that Sellers fail to make such designation, the Purchase Price election set forth above will not be available and all Purchased Assets in such calendar month shall be treated as High Purchase Price Assets.

            d. With respect to each Exception Mortgage Loan, upon receipt of the Transaction Request, Buyer shall, consistent with this Agreement, specify the terms for such proposed Transaction, including the Purchase Price, the Pricing Rate, the Market Value and the Repurchase Date in respect of such Transaction. The terms thereof shall be set forth in the Purchase Confirmation to be delivered to the Sellers on or prior to the Purchase Date.

            e. With respect to each Exception Mortgage Loan, the Purchase Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and the Sellers with respect to the Transaction to which the Purchase Confirmation relates, and the Sellers' acceptance of the related proceeds shall constitute the Sellers' agreement to the terms of such Purchase Confirmation. It is the intention of the parties that, with respect to each Exception Mortgage Loan, each Purchase Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event of any conflict between this Agreement and, with respect to each Exception Mortgage Loan, a Purchase Confirmation, the terms of the Purchase Confirmation shall control with respect to the related Transaction.

            f. Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of the Sellers' interest in the Purchased Assets shall pass to Buyer on the Purchase Date, against the transfer of the Purchase Price or the Purchase Price Increase, as applicable, to the Sellers. Upon transfer of the Purchased Asset to Buyer as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 of this Agreement, ownership of each Purchased Asset, including each document in the related Asset File and Records, is vested in Buyer; provided that, prior to the recordation by the Custodian as provided for in the Custodial Agreement record title in the name of the related Seller to each Mortgage shall be retained by the related Seller in trust, for the benefit of Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Purchased Assets.

            g. With respect to each Wet-Ink Mortgage Loan, by no later than 12:00 noon, (New York City time) on the seventh Business Day following the applicable Purchase Date, the related Seller shall cause the related Settlement Agent to deliver to the Custodian the remaining documents in the Asset File.

            h. Upon transfer of the LLC Interests to Buyer as set forth herein and until termination of any related Transactions as set forth herein, ownership of the LLC Interests is vested in the Buyer, and prior to the recordation of the Buyer Deeds by the Custodian as provided for in the Custodial Agreement, record title to each REO Property shall be retained by REO Subsidiary for the benefit of Buyer.

      4. Repurchase; Purchase Price Decrease

            a. The Sellers shall repurchase the related Purchased Assets from Buyer on each related Repurchase Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Asset on each Price Differential Payment Date except as otherwise provided herein). The Sellers are obligated to repurchase and take physical possession of the Purchased Assets from Buyer or its designee (including the Custodian) at the Sellers' expense on the related Repurchase Date. The Sellers may request a Purchase Price Decrease without penalty or premium on any date.

            b. Prior to an Event of Default, if any Purchased Asset is finally liquidated in the ordinary course of servicing such Purchased Asset during any weekly period, (A) the Repurchase Date for such Purchased Asset shall be the date of liquidation, (B) all proceeds of such liquidation shall be held by the Sellers in trust for Buyer and shall constitute the property of the Buyer, and (C) the Repurchase Price (in the case of liquidated Purchased Mortgage Loans) or Purchase Price Decrease (in the case of liquidated REO Property) for such Purchased Asset (including Price Differential through the date of payment) shall be paid to Buyer on the first Business Day of the following week.

            c. In the case of any non-ordinary course liquidation of REO Property, Sellers may at any time, and from time to time, request a Purchase Price Decrease related to the removal of REO Property from the REO Subsidiary by sending a notice to the Buyer at least one (1) Business Day prior to the date that the Sellers intend to remove the related REO Property from the REO Subsidiary, specifying the Purchase Price Decrease Date of such decrease (a "Purchase Price Decrease Notice"). The Purchase Price Decrease amount shall be due and payable on the Purchase Price Decrease Date specified therein. If a Purchase Price Decrease Notice is given, such Purchase Price Decrease Notice shall be revocable at any time prior to 12:00 noon (New York City time) on the Business Day preceding the requested Purchase Price Decrease Date by delivery of written notice thereof to the Buyer. On or before the date REO Subsidiary sells any REO Property in connection with a Purchase Price Decrease Request under this Section 4(c), and as a condition to such sale, Sellers shall provide Buyer the amount of the reduction in Purchase Price on each related Purchase Price Decrease Date. Such obligation to provide a Purchase Price Decrease subsists without regard to any sale or disposition with respect to any Purchased Asset (but sale or disposition proceeds received by Buyer shall be applied to pay the Purchase Price Decrease amount on each Price Differential Payment Date except as otherwise provided herein). Sellers are obligated to provide the Purchase Price Decrease amount and take physical possession of the REO Property from the REO Subsidiary at Sellers' expense on the related Purchase Price Decrease Date.

            d. Provided that no Default shall have occurred and is continuing, and Buyer has received the related Repurchase Price upon repurchase of the Purchased Assets, Buyer agrees to release its ownership interest hereunder in the Purchased Assets (including, the Repurchase Assets related thereto) at the request of Sellers. With respect to payments in full by the related Mortgagor of a Purchased Asset, Sellers agree to (i) provide Buyer with a copy of a report from the related Servicer indicating that such Purchased Asset has been paid in full, (ii) remit to Buyer, within two Business Days, the Repurchase Price with respect to such Purchased Assets and (iii) provide Buyer a notice specifying each Purchased Asset that has been prepaid in full. Buyer agrees to release its ownership interest in Purchased Assets which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

            e. In the event that at any time any Purchased Asset violates the applicable sublimit set forth in the definition of Market Value, Buyer may, in its sole discretion, redesignate such Mortgage Loan as an Exception Mortgage Loan. If Buyer does not redesignate such Mortgage Loan as an Exception Mortgage Loan, and if no Seller notifies Buyer within five (5) Business Days following notice or knowledge of such violation that any Seller does not want to receive a bid for such Mortgage Loan as described below, Buyer or an Affiliate of Buyer may offer to terminate the applicable Seller's right and obligation to repurchase such Mortgage Loan by paying the related Seller a price to be set by Buyer in its good faith discretion (a "Bid"). Such Seller, within five (5) Business Days of receipt of Buyer's bid (the "Violation Deadline") may, in its sole discretion, either (i) accept Buyer's bid, terminating Sellers' right to repurchase such Mortgage Loan under this Agreement or (ii) immediately repurchase the Mortgage Loan at the Repurchase Price in accordance with this Section 4. Sellers shall pay the Bid Fee with respect to each Mortgage Loan on which Buyer or its Affiliate makes a Bid, regardless of whether the Bid is accepted and such Bid Fee shall be due and payable to Buyer on or before the Violation Deadline. Any amount paid by Buyer or its Affiliate to terminate Sellers' right to repurchase a Purchased Asset if a Bid is accepted pursuant to this Section shall be applied by Buyer toward the outstanding Repurchase Price for the applicable Transaction.

      5. Price Differential.

            a. On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date. Two Business Days prior to the Price Differential Payment Date, Buyer shall give Sellers written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date. On the Price Differential Payment Date, Sellers shall pay to Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Sections 7 and 34 hereof), by wire transfer in immediately available funds.

            b. If Sellers fail to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Asset, Sellers shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by Buyer.

            c. Sellers may remit to Buyer funds up to the outstanding Purchase Price, to be held as unsegregated cash margin and collateral for all Obligations under the Repurchase Agreement (such amount, to the extent not applied to Obligations under the Repurchase Agreement, the "Buydown Amount"). The Buydown Amount shall be used by Buyer in order to calculate the Price Differential, which will accrue on the Purchase Price then outstanding minus the Buydown Amount, applied to Transactions involving the lowest Pricing Rate. The Sellers shall be entitled to request a drawdown of the Buydown Amount or remit additional funds to be added to the Buydown Amount no more than one time per week. Without limiting the generality of the foregoing, in the event that a Margin Call or other Default exists, the Buyer shall be entitled to use any or all of the Buydown Amount to cure such circumstance or otherwise exercise remedies available to the Buyer without prior notice to, or consent from, the Sellers. Within two (2) Business Days' receipt of written request from Sellers, and provided no Margin Call or other Default exists, Buyer shall remit any portion of such Buydown Amount back to Sellers.

      6. Margin Maintenance

            a. If at any time the Market Value of any Purchased Asset subject to a Transaction is less than Buyer's Margin Amount for such Transaction (a "Margin Deficit"), then Buyer may by notice to any Seller require Sellers to transfer to Buyer cash in an amount at least equal to the Margin Deficit (such requirement, a "Margin Call").

            b. Notice delivered pursuant to Section 6(a) may be given by any written means. Any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on such Business Day; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the "Margin Deadlines"). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer's rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

            c. In the event that a Margin Deficit exists with respect to any Purchased Asset, Buyer may retain any funds received by it to which the Sellers would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) may be applied by Buyer against any Purchased Asset for which the related Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, the Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

      7. Income Payments

            a. If Income is paid in respect of any Purchased Asset during the term of a Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, upon the occurrence and continuation of an Event of Default, Buyer agrees that if a third-party Servicer is in place for any Purchased Assets, such Servicer shall deposit such Income to the Collection Account. Sellers shall deposit all Income received in its capacity as Servicer of any Purchased Assets to the Collection Account in accordance with
            Section 12(c) hereof.

            b. Provided no Event of Default has occurred and is continuing, on each Price Differential Payment Date, Sellers shall remit to Buyer an amount equal to the Price Differential out of the interest portion of the Income paid in respect to the Purchased Assets for the preceding month in accordance with Section 5 of this Agreement. Upon termination of any Transaction, to the extent that there is any excess Income after repayment of all amounts to be transferred to Buyer by Sellers, Buyer, in its sole option, may apply the excess income to reduce the Repurchase Price due upon termination of any other outstanding Transactions.

            c. In the event that an Event of Default has occurred and is continuing, notwithstanding any provision set forth herein, Sellers shall remit to Buyer all Income received with respect to each Purchased Asset on the related Price Differential Payment Date or on such other date or dates as Buyer notifies Sellers in writing.

            d. Notwithstanding any provision to the contrary in this Section 7, within two (2) Business Days of receipt by any Seller of any prepayment of principal in full, with respect to a Purchased Asset, Sellers shall remit such amount to Buyer and Buyer shall immediately apply any such amount received by Buyer to reduce the amount of the Repurchase Price due upon termination of the related Transaction.

            e. Notwithstanding anything to the contrary set forth herein, upon notice by Buyer to any Seller, Sellers shall remit to Buyer all collections received by Servicer or Sellers on the Purchased Assets in accordance with Buyer's directions no later than the day on which aggregate collections of principal and interest (excluding principal prepayments) on the Purchased Mortgaged Loans reaches an amount to be indicated by Buyer in its sole discretion.

      8. Security Interest

            a. Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, each Seller hereby pledges to Buyer as security for the performance by Sellers of their Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets, LLC Interests, any personal Property relating to any Purchased Asset or any related Mortgaged Property, all instruments, agreements, the Records, and all related servicing rights, the Program Agreements (to the extent such Program Agreements and such Seller's right thereunder relate to the Purchased Assets), any related Take-out Commitments, any Property relating to the Purchased Assets, all insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property or REO Property, as applicable, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and FHA Mortgage Insurance Contracts and VA

            Loan Guaranty Agreements (if any), Income, the Collection Account, the Buydown Amount and any account to which such amount is deposited, Interest Rate Protection Agreements, accounts (including any interest of such Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Purchased Assets or LLC Interests (including, without limitation, any other accounts) or any interest in the Purchased Assets, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt and Certification, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the "Repurchase Assets"). Sellers agree to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer's security interest created hereby. Furthermore, the Sellers hereby authorize the Buyer to file financing statements relating to the Repurchase Assets, as the Buyer, at its option, may deem appropriate in its good faith discretion. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

            b. Provision of Buyer Deed.

            (i) If Sellers shall acquire, or contemplate the acquisition of, any REO Property or desire to extinguish any Mortgage Note in connection with the foreclosure of the related Mortgage Loan, a transfer of the real property underlying the Mortgage Note in lieu of foreclosure or other transfer of such real property such Seller shall cause such real property to be taken by deed, or by means of such instruments as is provided by the Governmental Authority governing the transfer, or right to request transfer and issuance of the deed, or such instrument as is provided by the related Governmental Authority, of REO Property acquired through foreclosure sale in the jurisdiction in which the REO Property is located, in the name of REO Subsidiary. Upon the acquisition of title to an REO Property by REO Subsidiary, the Sellers will be deemed to make the representations and warranties listed on Part B to Schedule 1 hereto with respect to such REO Property. The Sellers shall, at its sole cost and expense, take all such other steps as may be necessary in connection with the pledge of all LLC Interests.

            (ii) Sellers shall, with respect to any REO Property to be transferred to REO Subsidiary and to be subject to a Transaction under this Agreement, concurrently with the delivering of title to such REO Property to REO Subsidiary, cause REO Subsidiary to provide the Custodian a duly executed deed or similar instrument (a "Buyer Deed") in favor of the Buyer, on such REO Property, which Buyer Deed shall (A) name the Buyer or its designee as the assignee or beneficiary thereof, and (B) be in recordable form in accordance with applicable state law. The Buyer has the right to record such Buyer Deed if an Event of Default has occurred and is continuing. Such Buyer Deed shall constitute Repurchase Assets for all purposes hereof. All costs and expenses in connection with the preparation, execution, delivery and filing or recording of any Buyer Deed, and any filing or recording tax or other charges with respect thereto shall be for the account of the Sellers.

            c. LLC Interests as Intangible. The parties acknowledge and agree that the LLC Interests constitute "general intangibles" (as defined in Section 9-102(a)(42) of the Uniform Commercial Code); and Sellers therefore covenant and agrees that (A) the LLC Interests are not and will not be dealt in or traded on securities exchanges or securities markets, (B) the terms of the LLC Interests do not and will not provide that they are securities governed by the Uniform Commercial Code and (C) the LLC Interests are not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code.

            d. Additional Interests. If Sellers shall, as a result of their interest in the LLC Interests, become entitled to receive or shall receive any certificate evidencing any limited liability company interest or other equity interest, any option rights, or any equity interest in REO Subsidiary, whether in addition to, in substitution for, as a conversion of, or in exchange for the LLC Interests, or otherwise in respect thereof, Sellers shall accept the same as the Buyer's agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly endorsed by Sellers to the Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, to be held by the Buyer subject to the terms hereof as additional security for the Obligations. Any sums paid upon or in respect of the LLC Interests upon the liquidation or dissolution of REO Subsidiary shall be paid over to the Buyer as additional security for any outstanding Obligations. If following the occurrence and during the continuation of an Event of Default any sums of money or property so paid or distributed in respect of the LLC Interests shall be received by Sellers, Sellers shall, until such money or property is paid or delivered to the Buyer, hold such money or property in trust for the Buyer segregated from other funds of Sellers, as additional security for the Obligations.

            e. Cash Dividends; Voting Rights. Unless an Event of Default shall have occurred and be continuing, Sellers shall be permitted to receive all cash dividends or other cash distributions paid in respect of the LLC Interests and to exercise all voting and member rights with respect to the LLC Interests; provided, however, that no vote shall be cast or member right exercised or other action taken which would impair the LLC Interests or which would be inconsistent with or result in a violation of any provision of this Repurchase Agreement. Without the prior consent of the Buyer, Sellers will not
            (i) vote to enable, or take any other action to permit REO Subsidiary to issue any membership interests of any nature or to issue any other membership interests convertible into or granting the right to purchase or exchange for any membership interests of REO Subsidiary, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the LLC Interests or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, the LLC Interests, or any interest therein, except for the Lien provided for by this Agreement, or (iv) enter into any agreement (other than the Limited Liability

            Company Agreement and this Agreement) or undertaking restricting the right or ability of Sellers to sell, assign or transfer any of the LLC Interests.

            f. Indemnity. The Sellers agree to pay, and to save the Buyer harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the LLC Interests.

      9. Payment and Transfer

            Unless otherwise mutually agreed in writing, all transfers of funds to be made by Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer: Account No. 3064-6005, for the account of CSFB Buyer/American Home Seller-Inbound Account, Citibank, ABA No. 021 000 089 or such other account as Buyer shall specify to Sellers in writing. Sellers acknowledge that they have no rights of withdrawal from the foregoing account. All Purchased Assets transferred by one party hereto to the other party shall be in the case of a purchase by Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Buyer may reasonably request. All Purchased Assets shall be evidenced by a Trust Receipt and Certification. Any Repurchase Price received by Buyer after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

      10. Conditions Precedent

            a. Initial Transaction. As conditions precedent to the initial Transaction (subject to Section 10(c) with respect to Transactions involving LLC Interests and the related REO Property), Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by Sellers, Guarantor and each other party thereto:

                        (1) Program Agreements. The Program Agreements
            (including without limitation the Guaranty, and a Custodial Agreement in a form acceptable to Buyer and excluding the REO Contribution Agreement, the REO Subsidiary Agreement, and the REO Subsidiary Acknowledgment, which shall apply to Transactions involving LLC Interests and the related REO Property) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

                        (2) Security Interest. Evidence that all other actions
            necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer's interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

                        (3) Organizational Documents. A certificate of the
            corporate secretary of each of Sellers and Guarantor substantially in the form of Exhibit H hereto, attaching certified copies of Sellers' and Guarantor's charter, bylaws and corporate resolutions (or equivalent documents) approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

                        (4) Good Standing Certificate. A certified copy of a
            good standing certificate from the jurisdiction of organization of Sellers and Guarantor, dated as of no earlier than the date 10 Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

                        (5) Incumbency Certificate. An incumbency certificate of
            the corporate secretary of each of Sellers and Guarantor, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

                        (6) Opinion of Counsel. An opinion of Sellers' and
            Guarantor's counsel, in form and substance substantially as set forth in Exhibit F attached hereto.

                        (7) Underwriting Guidelines. A true and correct copy of
            the Underwriting Guidelines certified by an officer of each Seller.

                        (8) Fees. Payment of any fees due to Buyer hereunder.

            b. All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

                        (1) Due Diligence Review. Without limiting the
            generality of Section 36 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Sellers, Guarantor and the Servicer.

                        (2) Required Documents.

                  (a) With respect to each Purchased Asset which is not a
            Wet-Ink Mortgage Loan, the Asset File has been delivered to the Custodian (i) with respect to any purchase of 25 or fewer Purchased Assets on a single Purchase Date, on or prior to 3:00 p.m. (New York City time) on the Purchase Date, and (ii) with respect to any purchase of 26 or more Purchased Assets on a single Purchase Date, at least 24 hours prior to the Purchase Date;

                  (b) With respect to each Wet-Ink Mortgage Loan, the Wet-Ink
            Documents have been delivered to Buyer or Custodian, as the case may be, by 3:00 p.m. (New York City time) on the Purchase Date.

                  (c) With respect to each Purchased Asset which is an LLC
            Interest;

                        (1) A certificate of the corporate secretary of the REO
                  Subsidiary substantially in the form of Exhibit H hereto, attaching certified copies of REO Subsidiary's charter, bylaws and corporate resolutions (or equivalent documents) approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

                        (2) A certified copy of a good standing certificate from
                  the jurisdiction of organization of REO Subsidiary, dated as of no earlier than the date 10 Business Days prior to the Purchase Date with respect to the Transaction hereunder.

                        (3) An incumbency certificate of the corporate secretary
                  of the REO Subsidiary, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

                        (4) An opinion or opinions of outside counsel to the REO
                  Subsidiary in form and substance acceptable to the Buyer.

                        (5) To better assure the perfection of the security
                  interest of the Buyer or its designee in any LLC Interests, concurrently with the consummation of a Transaction with respect to which a Purchased Asset is an LLC Interest, Sellers shall send written instructions in the form of Exhibit N hereto to REO Subsidiary, and shall cause the REO Subsidiary to, and the REO Subsidiary shall, deliver to the Buyer or its designee, the Confirmation Statement and Instruction Agreement in the form of Exhibit A to Exhibit N hereto pursuant to which the REO Subsidiary will confirm that it has registered the pledge effected by this Agreement on its books and agrees to comply with the instructions of the Buyer in respect of the LLC Interests without further consent of Sellers or any other Person.

                        (6) The REO Contribution Agreement dated the date of
                  such Transaction and duly executed and delivered by the parties thereto.

                        (7) The REO Subsidiary Acknowledgment, duly executed and
                  delivered by the parties thereto.

                        (8) The REO Subsidiary Agreement, duly executed and
                  delivered by the parties thereto.

                        (3) Transaction Documents. Buyer or its designee shall
            have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

                  (a) A Transaction Request delivered pursuant to Section 3(c)
            hereof and a Purchase Confirmation.

                  (b) The Request for Certification and the related Asset
            Schedule, and the Trust Receipt.

                  (c) Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

                        (4) No Default. No Default or Event of Default shall
            have occurred and be continuing.

                        (5) Requirements of Law. Buyer shall not have determined
            that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

                        (6) Representations and Warranties. Both immediately
            prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Sellers in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

                        (7) Electronic Tracking Agreement. To the extent Sellers
            are selling Mortgage Loans which are registered on the MERS(R) System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

                        (8) Material Adverse Change. None of the following shall
            have occurred and/or be continuing:

                  (a) Credit Suisse First Boston, New York Branch's corporate bond rating as calculated by S&P or Moody's has been lowered or downgraded to a rating below investment grade by S&P or Moody's;

                  (b) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a "repo market" or comparable "lending market" for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Assets through the "repo market" or "lending market" with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

                  (c) an event or events shall have occurred resulting in the effective absence of a "securities market" for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

                  (d) there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement;

            provided, that in the event that the Buyer fails to enter into any Transaction pursuant to this subsection 8, the Buyer shall refund a pro rata portion of the Commitment Fee corresponding to the number of days remaining from the date of such failure to the date on which the Buyer resumes entering into Transactions.

      11. Program; Costs

            a. Sellers shall reimburse Buyer for any of Buyer's reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney's fees, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans or REO Properties. Sellers shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee that may be due any servicer. Sellers shall reimburse Buyer for any of Buyer's reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney's fees, incurred by Buyer in reviewing the Purchased Assets subject to a Transaction. Sellers shall pay the fees and expenses of Buyer's counsel in connection with the Program Agreements. Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Sellers. Sellers shall pay ongoing custodial and bank fees and expenses as set forth on Exhibit L hereto, and any other ongoing fees and expenses under any other Program Agreement.

            b. If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Sellers agree to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs.

            c. With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Sellers in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Sellers' behalf and is listed on the certificate delivered pursuant to Section 10(a)(5) hereof. In each such case, Sellers hereby waive the right to dispute Buyer's record of the terms of the Purchase Confirmation, request or other communication.

            d. Notwithstanding the assignment of the Program Agreements with respect to each Purchased Asset to Buyer, each Seller agrees and covenants with Buyer to enforce diligently Sellers' rights and remedies set forth in the Program Agreements.

            e. Any payments made by Sellers or Guarantor to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed, and otherwise indemnify Buyer for any such taxes imposed.

      12. Servicing

            a. Sellers, on Buyer's behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall, service the Purchased Assets consistent with the degree of skill and care that Sellers customarily require with respect to similar Purchased Assets owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Purchased Assets or any payment thereunder. Buyer may terminate the servicing of any Purchased Asset with the then-existing servicer in accordance with Section 12(e) hereof.

            b. Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by Servicer with respect to any Purchased Assets in trust accounts and shall apply the same for the purposes for which such funds were collected.

            c. Upon the occurrence and continuance of an Event of Default, Sellers shall cause the Servicer to deposit all collections received by Servicer on the Purchased Assets in the Collection Account no later than the 5th Business Day following receipt; provided, however, that any amounts required to be remitted to Buyer shall be deposited in the Collection Account on or prior to the day on which such remittance is to occur.

            d. Upon Buyer's request, Sellers shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Assets, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer's interest in such Purchased Assets and the Servicer's agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Assets and any related Income with respect thereto.

            e. Upon the occurrence of an Event of Default hereunder or a material default under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer's right to service the Purchased Assets under the Servicing Agreement without payment of any penalty or termination fee. Sellers and the Servicer shall cooperate in transferring the servicing of the Purchased Assets to a successor servicer appointed by Buyer in its sole discretion.

            f. If Sellers should discover that, for any reason whatsoever, Sellers or any entity responsible to Sellers for managing or servicing any such Purchased Asset has failed to perform fully Sellers' obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Assets, Sellers shall promptly notify Buyer.

      13. Representations and Warranties

            a. Each Seller and Guarantor represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction and on behalf of the REO Subsidiary as of the first Purchase Date involving a Transaction the subject of which are LLC Interests and as of each Purchase Date for any Transaction thereafter that:

                        (1) Seller, Guarantor and REO Subsidiary Existence. AHMC
            has been duly organized and is validly existing as a corporation in good standing under the laws of the State of New York. AHMA has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland. AHMS has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland. AHMIC has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland. Guarantor has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware. REO Subsidiary has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

                        (2) Licenses. Each Seller and Guarantor is duly licensed
            or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to be so licensed or to comply with such laws, rules and regulations is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect. Each Seller and Guarantor has the requisite corporate power and authority and legal right to originate and purchase Mortgage Loans and REO Property (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans and REO Property, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each Program Agreement and any Transaction Request or, if applicable, Purchase Confirmation. Each Seller is an FHA Approved Mortgagee and VA Approved Lender where necessary for the transaction of its business as currently conducted.

                        (3) [Reserved].

                        (4) Due Authorization. Each Seller and Guarantor has all
            necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. This Agreement, any Transaction Request, Purchase Confirmation and the Program Agreements have been (or, in the case of Program Agreements and any Transaction Request, Purchase Confirmation not yet executed, will be) duly authorized, executed and delivered by Sellers and Guarantor, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Sellers and Guarantor in accordance with its terms except as such enforcement may be affected by (a) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (b) general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

                        (5) Financial Statements. AHMIC has heretofore furnished
            to Buyer a copy of (a) its consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the fiscal year of AHMIC ended December 31, 2005 and the related consolidated and consolidating statements of income and retained earnings and of cash flows for AHMIC and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Deloitte & Touche LLP and
            (b) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal periods of AHMIC ended March 31, 2006 and June 31, 2006 and the related consolidated statements of income and retained earnings and of cash flows for AHMIC and its consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of AHMIC, Guarantor, Sellers and their Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2005, there has been no material adverse change in the consolidated business, operations or financial condition of AHMIC, Guarantor, Sellers and their consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor are Sellers aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. Each of the Sellers, Guarantor and AHMIC has, on the date of the statements delivered pursuant to this Section (the "Statement Date") no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Sellers except as heretofore disclosed to Buyer in writing.

                        (6) Event of Default. There exists no Event of Default
            under Section 15(a)(2) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15(a)(2) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans, REO Properties or securities.

                        (7) Solvency. Each of Sellers and Guarantor is solvent
            and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. No Seller or Guarantor intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The amount of consideration being received by Sellers upon the sale of the Purchased Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. Sellers are not transferring any Purchased Assets with any intent to hinder, delay or defraud any of their creditors.

                        (8) No Conflicts. The execution, delivery and
            performance by each of Sellers and Guarantor of this Agreement, any Transaction Request or Purchase Confirmation hereunder and the Program Agreements do not conflict with any term or provision of the certificate of incorporation or by-laws of Sellers or Guarantor or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Sellers or Guarantor of any court, regulatory body, administrative agency or governmental body having jurisdiction over Sellers or Guarantor, which conflict would have a Material Adverse Effect and will not result in any violation of any material mortgage, instrument, agreement or obligation to which Sellers or Guarantor is a party.

                        (9) True and Complete Disclosure. All information,
            reports, exhibits, schedules, financial statements or certificates of Sellers or Guarantor thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Sellers or Guarantor or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP.

                        (10) Approvals. No consent, approval, authorization or
            order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Sellers or Guarantor of this Agreement, any Transaction Request, Purchase Confirmation and the Program Agreements.

                        (11) [Reserved].

                        (12) Material Adverse Change. There has been no material
            adverse change in the business, operations, financial condition or properties of any Seller or Guarantor since the date set forth in the most recent financial statements supplied to Buyer.

                        (13) Ownership. Upon payment of the Purchase Price and
            the filing of the financing statement and delivery of the Asset Files to the Custodian and the Custodian's receipt of the related Request for Certification, Buyer shall become the sole owner of the Purchased Assets and related Repurchase Assets, free and clear of all liens and encumbrances.

                        (14) Underwriting Guidelines. The Underwriting
            Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Sellers.

                        (15) Taxes. Sellers and Guarantor have timely filed all
            tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Sellers, Guarantor and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Sellers or Guarantor, as applicable, adequate.

                        (16) Investment Company. No Seller nor Guarantor is an
            "investment company", or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                        (17) Chief Executive Office; Jurisdiction of
            Organization. On the Effective Date, AHMC's chief executive office, is, and has been, located at 538 Broadhollow Road, Melville, NY 11747 and jurisdiction of organization is New York. On the Effective Date, AHMA's chief executive office, is, and has been, located at 538 Broadhollow Road, Melville, NY 11747 and jurisdiction of organization is Maryland. On the Effective Date, AHMS's chief executive office, is, and has been, located at 538 Broadhollow Road, Melville, NY 11747 and jurisdiction of organization is Maryland. On the Effective Date, AHMIC's chief executive office, is, and has been, located at 538 Broadhollow Road, Melville, NY 11747 and jurisdiction of organization is Maryland. On the first Payment Date involving Transactions the subject of which are LLC Interests, REO Subsidiary's jurisdiction of organization is Delaware. Sellers and REO Subsidiary shall provide Buyer with thirty days advance notice of any change in a

            Seller's principal office or place of business or jurisdiction. No Seller nor REO Subsidiary has filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors. On the Effective Date, AHMHI's chief executive office, is, and has been, located at 538 Broadhollow Road, Melville, NY 11747 and jurisdiction of organization is Delaware.

                        (18) Location of Books and Records. The location where
            each Seller keeps its books and records, including all computer tapes and records relating to the Purchased Assets and the related Repurchase Assets, is its chief executive office.

                        (19) Adjusted Net Worth. On the Effective Date,

                              a. AHMIC has an Adjusted Net Worth of at least the
                        sum of (i) $914 million plus (ii) 75% of the net cash proceeds of any capital stock (including preferred stock) issued by AHMIC after June 30, 2006;

                              b. AHMS has an Adjusted Net Worth of at least $30
                        million.

                              c. AHMC has an Adjusted Net Worth of at least $21
                        million.

                              d. AHMA has an Adjusted Net Worth of at least $41
                        million.

                              e. AHMS, AHMC and AHMA, on a combined basis, have
                        an Adjusted Net Worth of at least $147 million.

                        (20) ERISA. Each Plan to which a Seller makes direct
            contributions, and, to the knowledge of the Sellers, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

                        (21) Adverse Selection. The Sellers have not selected
            the Purchased Assets in a manner so as to adversely affect Buyer's interests.

                        (22) Agreements. No Seller is a party to any agreement,
            instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof. No Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Sellers as a whole. No holder of any indebtedness of Sellers has given notice of any asserted default thereunder.

                        (23) Other Indebtedness. All Indebtedness (other than
            Indebtedness evidenced by this Agreement) of Sellers existing on the date hereof is listed on Exhibit J hereto, as such Exhibit is amended and delivered monthly by Sellers to Buyer.

                        (24) Agency Approvals. With respect to each Agency
            Security and to the extent necessary, Sellers and Guarantor are an FHA Approved Mortgagee, a VA Approved Lender and a GNMA Approved Lender. To the extent necessary, Sellers and Guarantor are also approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, Sellers and Guarantor are in good standing, with no event having occurred or Sellers or Guarantor having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security or the consummation of the Take-out Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make any Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA. Should Sellers or Guarantor for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA be required, Sellers or Guarantor shall so notify Buyer immediately in writing. Sellers have adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

                        (25) No Reliance. Each Seller and Guarantor have made
            their own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller or Guarantor is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

                        (26) Plan Assets. No Seller is an employee benefit plan
            as defined in Section 3 of Title I of ERISA, or a plan described in
            Section 4975(e)(1) of the Code, and the Purchased Assets are not "plan assets" within the meaning of 29 CFR ss.2510.3-101 in the Sellers' hands.

                        (27) No Prohibited Persons. No Seller nor any of its
            Affiliates, officers, directors, partners or members, is an entity or person (or to the Sellers' knowledge, owned or controlled by a n entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 ("EO13224"); (ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC") most current list of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports "terrorism", as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a "Prohibited Person").

                        (28) REO Solvency. REO Subsidiary is not insolvent
            within the meaning of 11 U.S.C. Section 101(32) and the consummation of the transactions contemplated herein (i) will not cause REO Subsidiary to become insolvent, (ii) will not result in any property remaining with REO Subsidiary to be unreasonably small capital, and
            (iii) will not result in debts that would be beyond REO Subsidiary's ability to pay as the same mature.

                        (29) Real Estate Investment Trust. AHMIC has not engaged
            in any material "prohibited transactions" as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. AHMIC for its current "tax year" (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

            b. With respect to every Purchased Asset, each Seller and Guarantor jointly and severally represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on
            Schedule 1 is true and correct.

            c. The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement. Upon discovery by any Seller, Servicer or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. Buyer has the right to require, in its unreviewable discretion, a Seller to repurchase within 1 Business Day after receipt of notice from Buyer any Purchased Asset (i) for which a breach of one or more of the representations and warranties referenced in Section 13(b) exists and which breach has a material adverse effect on the value of such Mortgage Loan, REO Property or the interests of Buyer or (ii) which is determined by Buyer, in its good faith discretion, to be unacceptable for inclusion in a securitization.

      14. Covenants

Each Seller and Guarantor covenants with Buyer that, during the term of this facility and on behalf of the REO Subsidiary that on and after the first Payment Date involving Transactions the subject of which are LLC Interests and during the term of the facility thereafter:

            a. Adjusted Net Worth.

                        (1) AHMIC shall maintain an Adjusted Net Worth of at
            least the sum of (i) $914 million plus (ii) 75% of the net cash proceeds of any capital stock (including preferred stock) issued by AHMIC after June 30, 2006.

                        (2) AHMS shall maintain an Adjusted Net Worth of at
            least $30 million.

                        (3) AHMC shall maintain an Adjusted Net Worth of at
            least $21 million.

                        (4) AHMA shall maintain an Adjusted Net Worth of at
            least $41 million.

                        (5) AHMS, AHMC and AHMA, on a combined basis, shall
            maintain an Adjusted Net Worth of at least $147 million.

            b. Indebtedness to Adjusted Net Worth Ratio. Guarantor's or any Sellers' ratio of Indebtedness to Adjusted Net Worth shall not fall below the lowest ratio of Indebtedness to Adjusted Net Worth under any of the Sellers' other residential mortgage loan repurchase facilities. Notwithstanding the foregoing, in the event the Sellers' other residential mortgage loan warehouse or repurchase facilities do not include a ratio of Indebtedness to Adjusted Net Worth, Buyer and Sellers shall refer to that certain Second Amended and Restated Credit Agreement, dated as of August 10, 2006, a copy of which is attached hereto as Exhibit O and reasonably cooperate in negotiating such other covenant as shall be mutually acceptable.

            c. Litigation. Sellers and Guarantor, as applicable, will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting any of Sellers or Guarantor or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby,
            (ii) makes a claim individually in an amount greater than $2 million or in an aggregate amount greater than $5 million, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. Sellers and Guarantor, as applicable, will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

            d. Prohibition of Fundamental Changes. No Seller shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that any Seller may merge or consolidate with (a) any wholly owned subsidiary of any Seller, or (b) any other Person if such Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

            e. Maintenance of Profitability. Sellers shall not permit, for any Test Period, Net Income for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

            f. Servicer; Asset Tape. Upon the occurrence of any of the following
            (a) the occurrence and continuation of an Event of Default, (b) upon any Purchased Asset becoming an Aged Loan, (c) the fifth Business Day of each month, or (d) upon the request of Buyer, Sellers shall cause Servicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer and Sellers, an Asset Tape by no later than the Reporting Date. Sellers shall not cause the Mortgage Loans or REO Properties to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Sellers with the execution of this Agreement.

            g. [Reserved].

            h. Insurance. The Sellers or Guarantor shall continue to maintain, for Sellers and REO Subsidiary, Fidelity Insurance in an aggregate amount at least equal to $10,000,000. The Sellers or Guarantor shall maintain, for Sellers and REO Subsidiary, Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Sellers or Guarantor shall notify the Buyer of any material change in the terms of any such Fidelity Insurance. None of the Sellers nor Guarantor have added, nor shall they add, any of their lenders as an additional loss payee under their Fidelity Insurance.

            i. No Adverse Claims. Sellers warrant and will defend, and shall cause any Servicer to defend, the right, title and interest of Buyer in and to all Purchased Assets and the related Repurchase Assets against all adverse claims and demands.

            j. Assignment. Except as permitted herein, no Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or any interest therein, provided that this Section shall not prevent any transfer of Purchased Assets in accordance with the Program Agreements.

            k. Security Interest. Sellers shall do all things necessary to preserve the Purchased Assets and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Sellers will comply with all applicable rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets or the related Repurchase Assets to comply with all applicable rules, regulations and other laws. Sellers will not allow any default for which any Seller is responsible to occur under any Purchased Assets or the related Repurchase Assets or any Program Agreement and Sellers shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the related Repurchase Assets and any Program Agreement.

            l. Records.

                        (1) Sellers shall collect and maintain or cause to be
            collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice for assets similar to the Purchased Assets, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian's possession unless Buyer otherwise approves. No Seller will allow any such papers, records or files that are an original or an only copy to leave Custodian's possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Sellers will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Each Seller or the Servicer of the Purchased Assets will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets and preserve them against loss.

                        (2) For so long as Buyer has an interest in or lien on
            any Purchased Asset, the applicable Seller will hold or cause to be held all related Records in trust for Buyer. Sellers shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

                        (3) Upon reasonable advance notice from Custodian or
            Buyer, the applicable Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of such Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of such Seller with its independent certified public accountants.

            m. Books. Each Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Buyer.

            n. Approvals. Sellers shall maintain all licenses, permits or other approvals necessary for Sellers to conduct their business and to perform their obligations under the Program Agreements, and Sellers shall conduct its business strictly in accordance with applicable law.

            o. Material Change in Business. No Seller or Guarantor shall make any material change in the nature of its business as carried on at the date hereof. There shall be no material change in the senior management of Sellers.

            p. Underwriting Guidelines. Without the prior written consent of Buyer, Sellers shall not materially amend or otherwise modify the Underwriting Guidelines. Without limiting the foregoing, in the event that any Seller makes any amendment or modification to the Underwriting Guidelines, each Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

            q. Distributions. If an Event of Default pursuant to Section 15(a)(1), 15(a)(4), 15(a)(15) or 15(a)(16) has occurred and is continuing, no Seller nor Guarantor shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Sellers or Guarantor.

            r. [Reserved]

            s. Existence. Sellers and the Guarantor shall preserve and maintain their legal existence and all of their material rights, privileges, licenses and franchises.

            t. Chief Executive Office; Jurisdiction of Organization. No Seller shall move its chief executive office from the address referred to in Section 13(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Buyer 30 days' prior written notice of such change.

            u. Taxes. Each Seller and Guarantor shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

            v. Transactions with Affiliates. No Seller will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of such Seller's business and (c) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

            w. [Reserved].

            x. Indebtedness. Sellers shall not incur any additional material Indebtedness (other than (i) the Permitted Indebtedness in amounts not to exceed the amounts specified on Exhibit J hereto as amended from time to time and (ii) usual and customary accounts payable for a mortgage company) without the prior written consent of Buyer.

            y. [Reserved].

            z. True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of each Seller or Guarantor or any of their officers furnished to Buyer hereunder and during Buyer's diligence of such Seller and Guarantor are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by each Seller to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

            aa. Agency Approvals; Servicing. Sellers shall maintain its status with Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing. Sellers shall service all Purchased Assets which are Committed Mortgage Loans in accordance with the applicable agency guide. Should Sellers, for any reason, cease to possess all such applicable Agency Approvals, or should notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA be required, such Seller shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence, Sellers shall take all necessary action to maintain all of their applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction. AHMS has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

            bb. Take-out Payments. With respect to each Committed Mortgage Loan, Sellers shall arrange that all payments under the related Take-out Commitment shall be paid directly to Buyer at the account set forth in Section 9 hereof, or to an account approved by Buyer in writing prior to such payment. With respect to any Agency Take-out Commitment, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer's wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Loan Schedule), as applicable, is identical to the Payee Number that has been identified by Buyer in writing as Buyer's Payee Number or Buyer has previously approved the related Payee Number in writing in its sole discretion; with respect to any Take-out Commitment with an Agency, the applicable agency documents list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer, in Buyer's sole discretion.

            cc. No Pledge. No Seller shall pledge, transfer or convey any security interest in the Collection Account to any Person without the express written consent of Buyer.

            dd. Plan Assets. No Seller shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in
            Section 4975(e)(1) of the Code and no Seller shall use "plan assets" within the meaning of 29 CFR ss.2510.3-101 to engage in this Repurchase Agreement or any Transaction hereunder.

            ee. HELOC Provisions. With respect to each HELOC, if a Mortgagor requests an increase in the related Credit Limit, the Sellers, shall, in its sole discretion, either accept or reject the Mortgagor's request in accordance with Seller's Underwriting Guidelines and notify the Buyer in writing of Sellers' decision. If the request for a Credit Limit increase is accepted by the Sellers, the increase will be effected by the Sellers through modification of the Mortgage Loan with the Mortgagor. Sellers shall deliver to the Buyer an updated Asset Schedule reflecting the modification to the Mortgage Loan and shall deliver any modified Mortgage Loan Documents to the Custodian. Notwithstanding anything to the contrary herein, in no event shall Buyer have any obligation to fund any Draws with respect to any HELOC, which obligations shall be retained by the Sellers.

            ff. Maintenance of Liquidity. The Sellers, on a consolidated basis, shall ensure that, at all times, they have unrestricted cash, Cash Equivalents and Available Borrowing Capacity in an amount not less than $75 million.

            gg. SPE Covenant Separateness. Sellers shall cause REO Subsidiary to
            (a) own no assets, and refrain from engaging in any business, other than the assets and transactions specifically contemplated by this Agreement; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant hereto; (c) not make any loans or advances to any third party, and not acquire obligations or securities of its affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of Buyer; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates; (h) be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other entity

            (including any Affiliate), correct any known misunderstanding regarding its status as a separate entity, conduct business in its own name, refrain from identifying itself or any of its affiliates as a division or part of the other and maintain and utilize a separate telephone number and separate stationery, invoices and checks; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (j) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (k) not commingle its funds or other assets with those of any Affiliate or any other Person; (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person; (m) refrain from holding itself out to be responsible for the debts or obligations of any other Person; (n) cause each of its direct and indirect owners to agree not to (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to the REO Subsidiary; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to the REO Subsidiary;
            (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for REO Subsidiary or a substantial portion of its properties; or
            (iii) make any assignment for the benefit of the REO Subsidiary's creditors.

            hh. Compliance. Sellers shall and shall cause REO Subsidiary to comply with all requirements and obligations imposed on REO Subsidiary under the Limited Liability Company Agreement. Sellers shall not cause, or permit REO Subsidiary to cause any REO Property to be taken in the name of any Person other than an REO Subsidiary without the written consent of Buyer.

            ii. Other Warehouse Line. The Sellers have and shall maintain at least one other warehouse line or repurchase facility with an availability equal to or greater than the Maximum Aggregate Purchase Price.

      15. Events of Default; Termination Event

            a. Each of the following shall constitute an "Event of Default" hereunder:

                        (1) Payment Failure. Failure of any Seller or Guarantor
            to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of any Seller or Guarantor to Buyer or to any Affiliate of Buyer, or (ii) cure any Margin Deficit when due pursuant to
            Section 6 hereof.

                        (2) Cross Default. (i) Any Seller, Guarantor or any of
            their Affiliates shall be in default under (i) any Indebtedness, in the aggregate, in excess of $10 million of such entity which default
            (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract or contracts, in the aggregate in excess of $10 million to which any Seller, Guarantor or such Affiliate is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.

                        (3) Assignment. Assignment or attempted assignment by
            any Seller or Guarantor of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by any Seller of any security interest, lien or other encumbrances on any Purchased Assets to any person other than Buyer.

                        (4) Insolvency. An Act of Insolvency shall have occurred
            with respect to any Seller, Guarantor or the REO Subsidiary.

                        (5) Material Adverse Change. Any material adverse change
            in the Property, business, financial condition or operations of any Seller or Guarantor shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer's sole good faith discretion, constitutes a material impairment of any Seller's ability to perform its obligations under this Agreement or any other Program Agreement.

                        (6) Breach of Financial Representation or Covenant or
            Obligation. A breach by any Seller or Guarantor of any of the representations, warranties or covenants or obligations set forth in Sections 13(a)(1), 13(a)(7), 13(a)(12), 13(a)(19), 13(a)(24), 14a,
            14b, 14d, 14e, 14s, 14x, 14cc, 14dd, 14ff, or 14gg of this
            Agreement.

                        (7) Breach of Non-Financial Representation or Covenant.
            A breach by any Seller or Guarantor of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15(a)(6) above), if such breach is not cured within five (5) Business Days (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value, the existence of a Margin Deficit and the obligation to repurchase such Mortgage Loan or REO Property) unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its good faith discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its good faith discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party; or
            (B) with respect to financial information, material litigation information and regulatory information,

            Buyer's determination to enter into this Agreement or Transactions with such party, then such breach shall constitute an immediate Event of Default and any Seller shall have no cure right hereunder).

                        (8) Guarantor Breach. A breach by Guarantor of any
            material representation, warranty or covenant set forth in the Guaranty or any other Program Agreement, any "event of default" by Guarantor under the Guaranty, any repudiation of the Guaranty by Guarantor, or if the Guaranty is not enforceable against Guarantor.

                        (9) Change of Control. The occurrence of a Change in
            Control.

                        (10) Failure to Transfer. Any Seller fails to transfer
            the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

                        (11) Judgment. A final judgment or judgments for the
            payment of money in excess of (a) $10 million in the aggregate shall be rendered against any Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 45 days from the date of entry thereof.

                        (12) Government Action. Any Governmental Authority or
            any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller or Guarantor, or shall have taken any action to displace the management of any Seller or Guarantor thereof or to curtail its authority in the conduct of the business of any Seller or Guarantor, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller or Guarantor as an issuer, buyer or a seller/servicer of Mortgage Loans, REO Property or securities backed thereby, and such action provided for in this subparagraph l shall not have been discontinued or stayed within 45 days.

                        (13) Inability to Perform. An officer of any Seller or
            Guarantor shall admit its inability to, or its intention not to, perform any of such Seller's Obligations or Guarantor's obligations hereunder or under the Guaranty.

                        (14) Security Interest. This Agreement shall for any
            reason cease to create a valid, first priority security interest in any material portion of the Purchased Assets or other Repurchase Assets purported to be covered hereby.

                        (15) Financial Statements. Any Seller's or Guarantor's
            audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Seller or Guarantor as a "going concern" or a reference of similar import.

                        (16) Qualification as REIT. The failure of AHMIC (i) to
            continue to be qualified as a REIT as defined in Section 856 of the Code or (ii) to continue to be entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120- REIT filed with the United States Internal Revenue Service for such year, or the entering into by AHMIC of "prohibited transactions" as defined in Sections 857(b)(6)(B)(iii) of the Code (taking into account Sections 857(b)(6)(C), 857(b)(6)(D) and 857(b)(6)(E) of the Code) or (iii) to satisfy any of the income or asset tests required to be satisfied by a REIT.

            An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

            b. (i) Each of the following shall constitute a "Termination Event" hereunder and the Buyer shall have the rights set forth in Section 15(b)(ii):

                  (1) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against any Seller or Guarantor that is a party to any Program Agreement occurs.

            (ii) Upon the occurrence of a Termination Event, the Buyer shall have the right, in its sole discretion, to immediately terminate the Buyer's obligation to enter into any additional Transactions and the Seller shall repurchase any Purchased Assets subject to a Transaction hereunder within three (3) Business Days following receipt of a request therefor from Buyer following the occurrence of a Termination Event.

      16. Remedies Upon Default

            In the event that an Event of Default shall have occurred:

            a. Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of a Seller or the REO Subsidiary), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to Sellers and Guarantor of the exercise of such option as promptly as practicable.

            b. If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Sellers' obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in Buyer's sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by a Seller hereunder, and (iii) each Seller shall immediately deliver to Buyer the Asset Files relating to any Purchased Assets subject to such Transactions then in such Seller's possession or control.

            c. Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Sellers relating to the Purchased Assets and all documents relating to the Purchased Assets (including, without limitation, any legal, credit or servicing files with respect to the Purchased Assets) which are then or may thereafter come in to the possession of Seller or any third party acting for Sellers. To obtain physical possession of any Purchased Assets held by Custodian, Buyer shall present to Custodian a Trust Receipt and Certification. Buyer shall be entitled to specific performance of all agreements of Sellers contained in this Agreement.

            d. Buyer shall have the right to direct all servicers then servicing any Purchased Assets to remit all collections thereon to Buyer, and if any such payments are received by any Seller, Sellers shall not commingle the amounts received with other funds of Sellers and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the servicers then servicing any Purchased Assets with or without cause. In addition, Buyer shall have the right to immediately sell the Purchased Assets and liquidate all Repurchase Assets. Such disposition of Purchased Assets may be, at Buyer's option, on either a servicing-released or a servicing-retained basis; provided, that in the event that any such Purchased Assets are sold or otherwise disposed of by Buyer on a servicing-retained basis, Buyer shall give the Sellers a credit for the servicing rights on such Purchased Assets in an amount equal to the fair market value of such servicing rights against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder. Buyer shall not be required to give any warranties as to the Purchased Assets with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets. Buyer shall be entitled to place the Purchased Assets in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Mortgage Loans and REO Properties individually for the prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Assets, to give the Sellers credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder.

            e. Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Assets and Repurchase Assets, which proceeds from liquidation shall include, if applicable, any credit for the fair market value of any servicing rights on such Purchased Assets, to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

            f. Sellers shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising out of or resulting from the occurrence of an Event of Default in respect of a Transaction.

            g. To the extent permitted by applicable law, Sellers shall be liable to Buyer for interest on any amounts owing by Sellers hereunder, from the date Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by Sellers or (ii) satisfied in full by the exercise of Buyer's rights hereunder. Interest on any sum payable by Sellers under this Section 16(g) shall be at a rate equal to the Post-Default Rate.

            h. Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

            i. Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Sellers. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

            j. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

            k. Subject to the limitations and procedures set forth in Section 36 hereof, Buyer shall have the right to perform reasonable due diligence with respect to Sellers and the Mortgage Loans and REO Properties, which review shall be at the expense of Sellers.

            l. The Sellers recognize that the Buyer may be unable to effect a public sale of any or all of the LLC Interests, by reason of certain prohibitions contained in the 1934 Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not a view to the distribution or resale thereof. The Sellers acknowledge and agree that any such private sale may result in prices and other terms less favorable to the Buyer than if such sale were a public sale, and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Buyer shall be under no obligation to delay a sale of any of the LLC Interests for the period of time necessary to permit the Sellers to register the LLC Interests for public sale under the 1934 Act, or under applicable state securities laws, even if the Sellers would agree to do so.

            m. Sellers further agree to use its reasonable efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of any portion of the LLC Interests pursuant to this Agreement valid and binding and in compliance with any and all other applicable laws other than registration under applicable securities laws, provided that the Sellers shall have no obligation to register the LLC Interests for public sale under the 1934 Act. Sellers further agree that a breach of any of the covenants contained in this Section will cause irreparable injury to the Buyer, that the Buyer has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Sellers, and the Sellers hereby waive and agree not to assert any defenses against an action for specific performance of such covenants except for defense that no Event of Default has occurred hereunder.

      17. Reports

            a. Notices. Sellers or Guarantor shall furnish to Buyer (x) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Sellers hereunder which is given to Sellers' lenders, (y) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by Sellers or Servicer or Guarantor of any obligation under any Program Agreement or any material contract or agreement of Sellers or Servicer or Guarantor or the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party and (z) the following:

                        (1) [Reserved];

                        (2) as soon as available and in any event within
            forty-five (45) calendar days after the end of each calendar quarter, the unaudited consolidated and consolidating balance sheets of AHMIC as at the end of such period and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows for AHMIC for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of AHMIC, which certificate shall state that said consolidated and consolidating financial statements fairly present in all material respects the consolidated and consolidating financial condition and results of operations of AHMIC in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

                        (3) as soon as available and in any event within ninety
            (90) days after the end of each fiscal year of AHMIC, the consolidated and consolidating balance sheets of AHMIC as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for AHMIC for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no "going concern" qualification and shall state that said consolidated financial statements fairly present the consolidated and consolidating financial condition and results of operations of AHMIC as at the end of, and for, such fiscal year in accordance with GAAP;

                        (4) such other prepared statements that Buyer may
            reasonably request;

                        (5) [Reserved];

                        (6) promptly upon the reasonable request of Buyer,
            copies of relevant portions of all final written Agency, FHA, VA and Governmental Authority audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or
            (iii) "report cards," "grades" or other classifications of the quality of Sellers' operations;

                        (7) from time to time such other information regarding
            the financial condition, operations, or business of the Guarantor or Sellers as Buyer may reasonably request;

                        (8) as soon as reasonably possible, and in any event
            within thirty (30) days after a Responsible Officer of the Guarantor or a Seller has knowledge of the occurrence of any Event of Termination, stating the particulars of such Event of Termination in reasonable detail;

                        (9) As soon as reasonably possible, notice of any of the
            following events:

                        (a) change in the insurance coverage required of any
            Seller, Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

                        (b) any material dispute, litigation, investigation,
            proceeding or suspension between any Seller or Servicer, on the one hand, and any Governmental Authority or any Person;

                        (c) any material change in accounting policies or
            financial reporting practices of any Seller or Servicer;

                        (d) with respect to any Purchased Asset, immediately
            upon receipt of notice or knowledge thereof, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan or REO Property;

                        (e) any material issues raised upon examination of any
            Seller or any Seller's facilities by any Governmental Authority;

                        (f) any material change in the Indebtedness of any
            Seller, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto;

                        (g) promptly upon receipt of notice or knowledge of (i)
            any default related to any Repurchase Asset, (ii) any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Assets;

                        (h) any other event, circumstance or condition that has
            resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to any Seller or Servicer; and

                        (i) the occurrence of any material employment dispute
            and a description of the strategy for resolving it that has the possibility of resulting in a Material Adverse Effect.

            b. Officer's Certificates. Sellers will furnish to Buyer, at the time the Sellers furnishes each set of financial statements pursuant to Section 17(a)(1) or (2) above, a certificate of a Responsible Officer of Sellers in the form of Exhibit D hereto.

            c. Asset Reports. Sellers will furnish to Buyer monthly electronic Mortgage Loan and REO Property performance data, including, without limitation, delinquency reports (i.e., delinquency, foreclosure and net charge-off reports).

            d. Asset Tape. Sellers shall provide to Buyer, electronically, in a format mutually acceptable to Buyer and Sellers, an Asset Tape by no later than the Reporting Date.

            e. Other. Sellers shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.

      18. Repurchase Transactions

            Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer's choice. Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Assets to Sellers pursuant to Section 4 hereof, or of Buyer's obligation to credit or pay Income to, or apply Income to the obligations of, Sellers pursuant to Section 7 hereof. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer's counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

      19. Single Agreement

            Buyer and Sellers acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

      20. Notices and Other Communications

            Any and all notices (with the exception of Transaction Requests or Purchase Confirmations, which shall be delivered via facsimile only), statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

         If to Sellers:

                   American Home Mortgage Corp.
                   538 Broadhollow Road
                   Melville, New York 11747
                   Attention: Craig Pino
                   Phone Number: (516) 495-7026
                   Fax Number: (516) 495-5411

                   American Home Mortgage Acceptance, Inc.
                   538 Broadhollow Road
                   Melville, New York 11747
                   Attention: Craig Pino
                   Phone Number: (516) 495-7026
                   Fax Number: (516) 495-5411

                   American Home Mortgage Servicing, Inc.
                   538 Broadhollow Road
                   Melville, New York 11747
                   Attention: Craig Pino
                   Phone Number: (516) 495-7026
                   Fax Number: (516) 495-5411

                   American Home Mortgage Investment Corp.
                   538 Broadhollow Road
                   Melville, New York 11747
                   Attention: Craig Pino
                   Phone Number: (516) 495-7026
                   Fax Number: (516) 495-5411

         With a copy to Alan B. Horn, General Counsel, at the above address.

         If to the Guarantor:

                   American Home Mortgage Holdings, Inc.
                   538 Broadhollow Road
                   Melville, New York 11747
                   Attention: Craig Pino
                   Phone Number: (516) 495-7026
                   Fax Number: (516) 495-5411

         With a copy to Alan B. Horn, General Counsel, at the above address.

         If to Buyer:

         For Transaction Requests and Purchase Confirmations:

                   Credit Suisse First Boston Mortgage Capital LLC 302 Carnegie Center, 2nd Floor
                   Princeton, NJ  08540
                   Attention: William Sachelari
                   Phone Number: (609) 627-5053
                   Fax Number: (609) 627-5080

         For all other Notices:

                   Credit Suisse First Boston Mortgage Capital LLC 302 Carnegie Center, 2nd Floor
                   Princeton, NJ  08540
                   Attention: Gary Timmerman
                   Phone Number: 609-627-5026
                   Fax Number:   609-627-5080

         with a copy to:

                   Credit Suisse First Boston Mortgage Capital LLC c/o Credit Suisse Securities (USA) LLC
                   Eleven Madison Avenue, 9th Floor
                   New York, NY 10010
                   Attention: Legal Department--Warehouse Lending

      21. Entire Agreement; Severability

            This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

      22. Non assignability

The Program Agreements are not assignable by any Seller or Guarantor. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however that Buyer shall maintain as agent of Sellers, for review by Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee ("Assignment and Acceptance"), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) to another Person approved by Sellers (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Agreements. Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Sellers.

      23. Set-off

            In addition to any rights and remedies of Buyer provided by law, Buyer shall have the right, without prior notice to any Seller or Guarantor, any such notice being expressly waived by any Seller or Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by any Seller or Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, contingent, matured or unmatured, at any time held or owing by Buyer or any branch or agency thereof to or for the credit or the account of Sellers or the Guarantor. Buyer agrees promptly to notify Sellers and the Guarantor after any such set-off and application made by Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

      24. Binding Effect; Governing Law; Jurisdiction

            a. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Sellers acknowledge that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

            b. EACH OF SELLER, GUARANTOR AND BUYER HEREBY WAIVES TRIAL BY JURY. EACH OF SELLER, GUARANTOR AND BUYER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE

            JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. EACH OF SELLER, GUARANTOR AND BUYER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

      25. No Waivers, Etc.

            No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 16(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

      26. Intent

            a. The parties recognize that each Transaction is a "repurchase agreement" as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a "securities contract" as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable) and that all payments hereunder are deemed "margin payments" or "settlement payments" as defined in Title 11 of the USC.

            b. It is understood that either party's right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

            c. The parties agree and acknowledge that if a party hereto is an "insured depository institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Transaction hereunder is a "qualified financial contract," as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

            d. It is understood that this Agreement constitutes a "netting contract" as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a "covered contractual payment entitlement" or "covered contractual payment obligation", respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a "financial institution" as that term is defined in FDICIA).

            e. This Agreement is intended to be a "repurchase agreement" and a "securities contract," within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

      27. Disclosure Relating to Certain Federal Protections

            The parties acknowledge that they have been advised that:

            a. in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

            b. in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

            c. in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

      28. Power of Attorney

            Each Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets without such Seller's signature thereon as Buyer, at its option, may deem appropriate. Each Seller hereby appoints Buyer as such Seller's agent and attorney-in-fact to execute any such financing statement or statements in such Seller's name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of such Seller as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer's consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this
Section 28.

      29. Buyer May Act Through Affiliates

            Buyer may, from time to time, designate one or more affiliates for the purpose of performing any action hereunder.

      30. Indemnification; Obligations

            a. Each Seller and Guarantor agree to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Purchase Confirmation, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party's gross negligence, bad faith or willful misconduct. Each Seller and Guarantor also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Each Seller's and Guarantor's agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Each Seller and Guarantor hereby acknowledge that its obligations hereunder are recourse obligations of such Seller and Guarantor and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Assets. Each Seller and Guarantor also agree not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

            b. Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by Sellers other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, Sellers shall, upon demand by Buyer, pay to Buyer an amount sufficient to compensate Buyer for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

            c. Without limiting the provisions of Section 30(a) hereof, if Sellers fail to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Sellers by Buyer, in its sole discretion.

      31. Counterparts

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

      32. Confidentiality

            This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and Agent and shall be held by Sellers and Guarantor in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (i) disclosure to Sellers' or Guarantor's direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Sellers may not disclose the name of or identifying information with respect to Buyer or Agent or any pricing terms (including, without limitation, the Pricing Rate, Commitment Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

      33. Recording of Communications

            Buyer, Sellers and Guarantor shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions.

      34. Commitment Fee

            No later than the Price Differential Payment Date following the end of each calendar quarter, Sellers shall pay in immediately available funds to Buyer a non-refundable Commitment Fee calculated in accordance with the formula set forth in the Pricing Side Letter. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

      35. [Reserved]

      36. Periodic Due Diligence Review

            Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to such Seller and the Mortgage Loans and REO Properties, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Seller agrees that upon reasonable (but no less than one (1) Business Day's) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Sellers, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans and REO Properties in the possession or under the control of Sellers and/or the Custodian. Sellers also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Mortgage Loans and REO Properties. Without limiting the generality of the foregoing, Sellers acknowledges that Buyer may purchase Mortgage Loans and REO Properties from Sellers based solely upon the information provided by Sellers to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans or REO Properties purchased in a Transaction, including, without limitation, ordering BPOs, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan or REO Property. Buyer may underwrite such Mortgage Loans or REO Properties itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans and REO Properties in the possession, or under the control, of Sellers. Each Seller further agrees that Sellers shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer's activities pursuant to this Section 36 ("Due Diligence Costs"); provided that such Due Diligence Costs shall not exceed the Due Diligence Cap unless an Event of Default shall have occurred, in which event Buyer shall have the right to perform due diligence at the sole expense of Seller without regard to the dollar limitation set forth herein; and provided further that on the Price Differential Payment Date for the calendar month following the date hereof, the Buyer shall credit to the Sellers any Due Diligence Costs associated with Buyer's due diligence of the Sellers prior to the date hereof.

      37. Authorizations

            Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for any Seller or Buyer, as the case may be, under this Agreement.

      38. Acknowledgement Of Anti-Predatory Lending Policies

            Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

      39. Documents Mutually Drafted

            The Sellers and the Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

      40. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            a. the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            b. accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            c. references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            d. a reference to a Subsection without further reference to a
            Section is a reference to such Subsection as contained in the same
            Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            e. the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

            f. the term "include" or "including" shall mean without limitation by reason of enumeration;

            g. all times specified herein or in any other Program Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

            h. all references herein or in any Program Document to "good faith" means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

      41. Joint and Several

            Sellers and Buyer hereby acknowledge and agree that Sellers are each jointly and severally liable to Buyer for all of their respective obligations hereunder.

                            [Signature Page Follows]

IN WITNESS WHEREOF, each Seller and the Buyer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

Credit Suisse First Boston Mortgage Capital LLC, as Buyer

By:  /s/ A. Adam Loskove
   -------------------------------------

Title: Vice President
      ----------------------------------

Date:
      ----------------------------------

American Home Mortgage Corp., as Seller

By:  /s/ Alan B. Horn
   -------------------------------------

Title: Executive Vice President, General
       Counsel & Secretary
      ----------------------------------

Date:
      ----------------------------------

American Home Mortgage Acceptance, Inc., as Seller

By:  /s/ Alan B. Horn
   -------------------------------------

Title: Executive Vice President, General
       Counsel & Secretary
      ----------------------------------

Date:
      ----------------------------------

American Home Mortgage Servicing, Inc., as Seller

By:  /s/ Alan B. Horn
   -------------------------------------

Title: Executive Vice President, General
       Counsel & Secretary
      ----------------------------------

Date:
      ----------------------------------

American Home Mortgage Investment Corp., as Seller

By:  /s/ Alan B. Horn
   -------------------------------------

Title: Executive Vice President, General
       Counsel & Secretary
      ----------------------------------

Date:
      ----------------------------------

American Home Mortgage Holdings, Inc., as Guarantor

By:  /s/ Alan B. Horn
   -------------------------------------

Title: Executive Vice President, General
       Counsel & Secretary
      ----------------------------------

Date:
      ----------------------------------

                                   SCHEDULE 1

                                     PART A

            REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED
                                 MORTGAGE LOANS

            With respect to each Purchased Mortgage Loan, Sellers represent and warrant to Buyer that each of the following representations and warranties are true and correct, except with respect to any Repurchased Mortgage Loan in which the claimed breach of the representation or warranty is expressly identified to Buyer in writing pursuant to clause (b) of the definition of Repurchased Mortgage Loan. With respect to any representations and warranties made to the best of Sellers' knowledge, in the event that it is discovered that the circumstances with respect to the related Mortgage Loan are not accurately reflected in such representation and warranty notwithstanding the knowledge or lack of knowledge of the Sellers, then, notwithstanding that such representation and warranty is made to the best of the Sellers' knowledge, such Mortgage Loan may be assigned a Market Value of zero.

            (a) Payments Current. Except with respect to each Delinquent Mortgage Loan, all payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited and no payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note.

            (b) No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. No Seller nor the Qualified Originator from which Seller acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and/or interest thereunder.

            (c) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Asset Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Asset Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by

                                  Schedule 1-1
such policy, and which assumption agreement is part of the Asset File delivered to the Custodian and the terms of which are reflected in the Asset Schedule.

            (d) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. Sellers have no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

            (e) Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by the applicable Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan and, with respect to any Second Lien Mortgage Loan, the outstanding principal balance of the prior mortgage loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the "hazard insurance policy") contain a standard mortgagee clause naming the applicable Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage
Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days' prior written notice to the mortgagee. No such notice has been received by Sellers. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor's failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. No Seller has engaged in, and has any knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful

                                  Schedule 1-2
fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by any Seller.

            (f) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the applicable Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

            (g) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. No Seller has waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has any Seller waived any default resulting from any action or inaction by the Mortgagor.

            (h) Location and Type of Mortgaged Property. The Mortgaged Property is located in an Acceptable State as identified in the Asset Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that any condominium unit or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or shall conform to underwriting guidelines acceptable to Buyer in its sole discretion and that no residence or dwelling is a mobile home. No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to underwriting guidelines acceptable to Buyer in its sole discretion.

            (i) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

      a. the lien of current real property taxes and assessments not yet due and payable;

      b. covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions

                                  Schedule 1-3
generally and specifically referred to in Buyer's title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

      c. other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

      d. with respect to each Mortgage Loan which is a Second Lien Mortgage Loan, a first lien on the Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates (a) with respect to each first lien mortgage loan, a valid, subsisting and enforceable first lien and first priority security interest or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest on the property described therein and Sellers have full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

            (j) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Sellers have reviewed all of the documents constituting the Asset File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Sellers' knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

            (k) Full Disbursement of Proceeds. Except with respect to HELOCs, there is no further requirement for future advances under the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

            (l) Ownership. The applicable Seller has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge,

                                  Schedule 1-4
claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

            (m) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

            (n) Title Insurance. Other than HELOCs where the Underwriting Guidelines provide for origination without title insurance and the Take-out Investor does not require title insurance for its purchase thereof, the Mortgage Loan is covered by either (i) an attorney's opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the applicable Seller, its successors and assigns, as to the first or second priority lien of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan, with respect to a Mortgage Loan other than a HELOC, or the original Credit Limit, with respect to a HELOC (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (1), (2) and (3) and, with respect to Second Lien Mortgage Loans, clause (4) of paragraph (i) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. the applicable Seller, its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the applicable Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any

                                  Schedule 1-5
attorney, firm or other Person, and no such unlawful items have been received, retained or realized by any Seller.

            (o) No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and no Seller nor their predecessors have waived any default, breach, violation or event of acceleration.

            (p) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

            (q) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

            (r) Origination; Payment Terms. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Other than respect to HELOCs, principal and/or interest payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. With respect to adjustable rate Mortgage Loans, the Mortgage Interest Rate is adjusted on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. Other than with respect to a HELOC, or the Credit Limit, with respect to a HELOC, the Mortgage Note is payable on the first day of each month in equal monthly installments of principal and/or interest (subject to a balloon payment in the case of a 30/40 Mortgage Loan and subject to an "interest only" period in the case of Interest Only Loans), which installments of interest (a) with respect to adjustable rate Mortgage Loans are subject to change on the Interest Rate Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date and (b) with respect to Interest Only Loans are subject to change on the Interest Only Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Only Adjustment Date, in both cases with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization (except with respect to any 30/40 Mortgage Loans). No 30/40 Mortgage Loan has a balloon payment due prior to the date which is 15 years following the origination date. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note. With respect to HELOCs, the related Mortgagor may request advances up to the Credit Limit within the first ten years following the date of origination. Each HELOC will amortize within 30 years from the date of origination.

                                  Schedule 1-6

            (s) Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae.

            (t) Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. No Seller has received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. No Seller has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Mortgage Loan originated with an "owner-occupied" Mortgaged Property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence.

            (u) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (i) above.

            (v) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor.

            (w) Transfer of Mortgage Loans. Except with respect to Mortgage Loans intended for purchase by GNMA and for Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

            (x) Due-On-Sale. Except with respect to Mortgage Loans intended for purchase by GNMA, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

                                  Schedule 1-7

            (y) No Buydown Provisions; No Graduated Payments or Contingent Interests. Except with respect to Agency Mortgage Loans, the Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by any Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan (except with respect to 30/40 Mortgage Loans) and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

            (z) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or, in the case of Second Lien Mortgage Loans, a second lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

            (aa) No Condemnation Proceeding. There have not been any condemnation proceedings with respect to the Mortgaged Property and no Seller has knowledge of any such proceedings.

            (bb) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and the applicable Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, (other than with respect to each Second Lien Mortgage Loan and for which the mortgagee under the first lien is collecting Escrow Payments) all such payments are in the possession of, or under the control of, the applicable Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due any Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

            (cc) Conversion to Fixed Interest Rate. Except as allowed by Fannie Mae or Freddie Mac or otherwise as expressly approved in writing by Buyer, with respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

                                  Schedule 1-8

            (dd) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by any Seller or by any officer, director, or employee of any Seller or any designee of any Seller or any corporation in which any Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

            (ee) Servicemembers Civil Relief Act. The Mortgagor has not notified any Seller, and no Seller has any knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

            (ff) Appraisal. Except with respect to HELOCs originated in accordance with the Underwriting Guidelines, the Asset File contains an appraisal of the related Mortgaged Property signed prior to the funding of the Mortgage Loan by a qualified appraiser, duly appointed by any Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            (gg) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and the applicable Seller maintains such statement in the Asset File.

            (hh) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

            (ii) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to any Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of any Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay.

            (jj) Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

                                  Schedule 1-9

            (kk) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and no Seller has financed nor owns directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

            (ll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to the applicable Seller or any Affiliate or correspondent of such Seller, except in connection with a refinanced Mortgage Loan; provided, however, that no such refinanced Mortgage Loan shall have been originated pursuant to a streamlined mortgage loan refinancing program.

            (mm) Origination Date. The origination date with respect to a Mortgage Loan other than a Repurchased Mortgage Loan, REO Property or Delinquent Mortgage Loan is no earlier than ninety (90) days prior to the related Purchase Date (unless otherwise agreed by Buyer in writing).

            (nn) No Exception. The Custodian has not noted any material exceptions on a Asset Schedule with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer's interest in the Mortgage Loan.

            (oo) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

            (pp) Documents Genuine. Such Purchased Asset and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Asset is a "closed" loan fully funded by the applicable Seller and held in such Seller's name.

            (qq) Bona Fide Loan. Such Purchased Asset arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

            (rr) Other Encumbrances. To the best of each Seller's knowledge, any property subject to any security interest given in connection with such Purchased Asset is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Underwriting Guidelines.

            (ss) Description. Each Purchased Asset conforms to the description thereof as set forth on the related Asset Schedule delivered to the Custodian and Buyer.

            (tt) Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Asset is located in any jurisdiction other than in one of the fifty
(50) states of the United States of America or the District of Columbia.

                                 Schedule 1-10

            (uu) Underwriting Guidelines. Each Purchased Asset has been originated in accordance with the Underwriting Guidelines (including all supplements or amendments thereto) previously provided to Buyer.]

            (vv) Aging. Such Purchased Asset has not been subject to a Transaction hereunder for more than 364 days.

            (ww) Committed Mortgage Loans. Each Committed Mortgage Loan is covered by a Take-out Commitment, does not exceed the availability under such Take-out Commitment (taking into consideration mortgage loans which have been purchased by the respective Take-out Investor under the Take-out Commitment and mortgage loan which each Seller has identified to Buyer as covered by such Take-out Commitment) and conforms to the requirements and the specifications set forth in such Take-out Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Take-out Investor and is eligible for sale to and insurance or guaranty by, respectively the applicable Take-out Investor and applicable insurer. Each Take-out Commitment is a legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            (xx) Primary Mortgage Guaranty Insurance. Each Mortgage Loan is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required where applicable, and by an insurer approved, by the applicable Take-out Investor, if applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Each Mortgage Loan which is represented to Buyer to have, or to be eligible for, FHA insurance is insured, or eligible to be insured, pursuant to the National Housing Act. Each Mortgage Loan which is represented by the applicable Seller to be guaranteed, or to be eligible for guaranty, by the VA is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code. As to each FHA insurance certificate or each VA guaranty certificate, the applicable Seller has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance or FHA insurance applicable to the Mortgage Loans or any VA guaranty with respect to the Mortgage Loans.

            (yy) Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as High Cost Mortgage Loans.

            (zz) Wet-Ink Mortgage Loans. With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed in writing by the applicable Seller to hold the related Mortgage Loan Documents as agent and bailee for Buyer or Buyer agent and to promptly forward such Mortgage Loan Documents in accordance with the provisions of the Custodial Agreement.

                                 Schedule 1-11

            (aaa) FHA Mortgage Insurance; VA Loan Guaranty. With respect to the FHA Loans, the FHA Mortgage Insurance Contract is in full force and effect and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance. With respect to the VA Loans, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein. All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set-off or defense. Each FHA Loan and VA Loan was originated in accordance with the criteria of an Agency for purchase of such Mortgage Loans.

            (bbb) Revolving Period. Each HELOC provides for an initial period (the "Revolving Period") during which the Mortgagor is required to make monthly payments of interest payable in arrears and requires repayment of the unpaid principal balance thereof over a period following the Revolving Period (the "Repayment Period") which is not in excess of 120 months. As of the Purchase Date no HELOC was in its Repayment Period. The Mortgage Interest Rate on each Mortgage Loan adjusts periodically in accordance with the Credit Line Agreement to equal the sum of the Index and the related Gross Margin. On each Adjustment Date the related Seller has made interest rate adjustments on the Mortgage Loan which are in compliance with the related Mortgage and Mortgage Note and applicable law.

                                 Schedule 1-12

                                     PART B

                 REPRESENTATIONS WITH RESPECT TO REO PROPERTIES

            The Sellers make the following representations and warranties to the Buyer, with respect to each REO Property subject to a Transaction, that as of the Purchase Date for the purchase of any REO Property subject to a Transaction or owned by the REO Subsidiary and as of the date of this Repurchase Agreement and any Transaction hereunder relating to such REO Property is outstanding or the REO Subsidiary continues to own such REO Property and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to an REO Property if and when the Sellers have taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer materially and adversely affects such REO Property. With respect to any representations and warranties made to the best of Sellers' knowledge, in the event that it is discovered that the circumstances with respect to the related REO Property are not accurately reflected in such representation and warranty notwithstanding the knowledge or lack of knowledge of the Sellers, then, notwithstanding that such representation and warranty is made to the best of the Sellers' knowledge, such REO Property may be assigned a Market Value of zero.

            (a) REO Properties as Described. The information set forth in the Asset Schedule with respect to the REO Property is true and correct in all material respects. The REO Property was acquired in accordance with the Underwriting Guidelines

            (b) Hazard Insurance. Unless otherwise approved by the Buyer, the REO Property is insured by a fire and extended perils insurance policy and against such other hazards as are customary under Seller's servicing procedures in the area where the REO Property is located. If any portion of the REO Property is in an area identified by any federal governmental authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect.

            (c) No Lien. The REO Property is no subject to any Liens except:

                  (i) the lien of current real property taxes and assessments not yet due and payable or due and payable;

                  (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record; and

                  (iii) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the REO Property or the use, enjoyment, value or marketability thereof, including common charges regarding condominiums and planned unit developments.

                                 Schedule 1-13

            (d) Ownership. REO Subsidiary is the sole owner and holder of the REO Property.

            (e) No Mechanics' Liens. Unless approved by the Buyer, there are not mechanics' or similar liens or claims which have been filed for work, labor or material affecting the REO Property which are or may become liens against the REO Property.

            (f) REO Property Undamaged. Unless otherwise set forth on the Asset Schedule, the REO Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty in excess of insurance coverage so as to affect materially and adversely the value of the REO Property. There have not been any condemnation proceedings with respect to the REO Property and no Seller has any knowledge of any such proceedings.

            (g) Type of REO Property. The REO Property consists of a single family residence erected thereon.

            (h) REO Property. The Sellers shall not cause, or permit the REO Subsidiary to cause title to any REO Property to be taken in the name of any person other than REO Subsidiary without the consent of Buyer.

            (i) Real Property Tax. All real property taxes including supplemental or other taxes, if any, governmental assets, insurance premiums, water, sewer and municipal charges, condominium charges and assessments, leasehold payments or ground rents which previously became due and owing will have been paid by the Sellers prior to any penalty or interest accruing or proceeding commencing with respect thereto.

            (j) Environmental Law. Sellers have not received any written notice that there exists a violation of any local, state or federal environmental law, rule or regulation with respect to the REO Property.

            (k) Doing Business. All parties which have had any interest in the REO Property, whether as owner, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the REO Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state.

            (l) Asset File. The deed and any other documents required to be delivered by Sellers under this Agreement have been delivered to the Custodian. Sellers are in possession of a complete, true and accurate Asset File, except for such documents the originals of which have been delivered to the Custodian. The deed is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the REO Property is located.

            (m) Eviction Proceedings. Each eviction proceeding relating to an REO Property has been properly commenced and Sellers are not aware of any valid defense or counterclaim by anyone with respect thereto. The REO Property has been serviced and maintained in compliance with all applicable laws and regulations.

                                 Schedule 1-14

            (n) Trustee's Sale Guaranty. Sellers will deliver a valid trustee's sale guaranty from a reputable title insurance company with respect to the REO Property, if same is customarily provided in the related jurisdiction.

            (o) No Violation of Law. There has been no violation of any law or regulation or breach of any contractual obligation contained in any agreement included in the Asset File, by Sellers or their predecessors, in connection with the management of the REO Property.

            (p) No Cooperative Units. The REO Property is neither a cooperative nor a condotel unit, except to the extent the purchase of same has been approved in writing by the Buyer.

            (q) Illegal Activity. There is no illegal activity being conducted on the REO Property which could serve as the basis for a claim or prosecution of any action or proceeding seeking to impose civil or criminal liability on the REO Subsidiary as the owner as assignee.

            (r) Condominium Units. Solely with respect to REO Properties which are condominium units, no Seller or any Affiliate is a "sponsor" or a nominee of a "sponsor" under any plan of condominium organization affecting the unit and the ownership and sale of any condominium unit will not violate any federal, state or local law or regulation regarding condominiums or require registration, qualification or similar action under such law or regulation.

            (s) Mechanic's Liens. No Seller or any Affiliate has performed any work on the REO Property which could give rise to the filing of a mechanics' or materialmen's lien or liens in the nature thereof.

            (t) Listing Agreements. Sellers have provided the Custodian with a copy of each listing agreement with any real estate broker with respect to the REO Property; and

            (u) Lease Agreements Terminable. There are no existing lease agreements with any tenant with respect to any REO Property which are not terminable upon thirty (30) days' notice to the tenant.

                                 Schedule 1-15

                                     PART C

          REPRESENTATIONS WITH RESPECT TO REO SUBSIDIARY LLC INTERESTS

            The Sellers make the following representations and warranties to the Buyer, with respect to the LLC Interests subject to a Transaction, that as of the Purchase Date for the purchase of LLC Interests subject to a Transaction by the Buyer from the Sellers or REO Subsidiary and as of the date of this Repurchase Agreement and any Transaction hereunder relating to the LLC Interests is outstanding and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to the LLC Interests if and when the Sellers have taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such LLC Interests. With respect to any representations and warranties made to the best of Sellers' knowledge, in the event that it is discovered that the circumstances with respect to the related LLC Interest are not accurately reflected in such representation and warranty notwithstanding the knowledge or lack of knowledge of the Sellers, then, notwithstanding that such representation and warranty is made to the best of the Sellers' knowledge, such LLC Interest may be assigned a Market Value of zero.

            (a) LLC Interest. The LLC Interests constitute all the issued and outstanding limited liability company interests of all classes of REO Subsidiary interests and are not certificated. The Sellers shall not issue certificates representing the LLC interest or issue additional limited liability company interest other than the LLC Interests.

            (b) Duly and Validly Issued. All of the shares of the LLC Interests have been duly and validly issued and, if capital stock of a corporation, are fully paid and nonassessable.

            (c) Securities. None of the LLC Interests (i) are dealt in or traded on securities exchanges or in securities markets, (ii) are by their terms expressly subject to Article 8 of the Uniform Commercial Code of any jurisdiction, (iii) constitute an investment company security or (iv) are held in a securities account (in each case within the meaning of Section 8-103(c) of the Uniform Commercial Code.

            (d) Beneficial Owners. The Sellers are the sole record and beneficial owner of, and has title to, the LLC Interests, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created herein.

            (e) Consents. All consents of majority in interest of the members of the REO Subsidiary to the grant of the security interests provided herein to the Sellers and to the Transactions provided for herein have been obtained and are in full force and effect.

            (f) First Priority Lien. The Lien granted hereunder is a first priority Lien on the LLC Interests; and

            (g) No Waiver. The Sellers have not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Limited Liability Company Agreement.

                                 Schedule 1-16